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                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                             TELEFLEX INCORPORATED,

                          TFX ACQUISITION CORPORATION,

                            FREEMAN SPOGLI & CO. LLC,

                          FS EQUITY PARTNERS IV, L.P.,

                             RIVER HOLDING CORP. AND

                          HUDSON RESPIRATORY CARE INC.

                                  MAY 17, 2004

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                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (the "Agreement") is made and entered into to be effective as of May 17, 2004, by and among Teleflex Incorporated, a Delaware corporation (the "Buyer"), TFX Acquisition Corporation, a California corporation and wholly-owned subsidiary of the Buyer (the "Merger Sub"), Freeman Spogli & Co. LLC (the "FS Management Company"), FS Equity Partners IV, L.P., a Delaware limited partnership (the "Shareholders' Representative"), and River Holding Corp., a Delaware corporation ("Holding") (the Shareholders' Representative and Holding are collectively referred to as the "Significant Shareholders"), and Hudson Respiratory Care Inc., a California corporation (the "Company"). The Buyer, the Merger Sub, the Company, FS Management Company and the Significant Shareholders are referred to collectively herein as the "Parties."

                                   Background

         The Significant Shareholders in the aggregate, and on an as-converted basis, own more than 78% of the Company Common Shares and hold more than 78% of the voting power of the Company Common Shares. This Agreement contemplates a transaction in which the Buyer will acquire the Company by merging Merger Sub with and into the Company, with the Company as the Surviving Corporation in the Merger and the shareholders of the Company to receive the Purchase Price, and potentially, the Contingent Purchase Price, for such acquisition of the Company by the Buyer. The respective Boards of Directors of the Buyer, the Merger Sub, and the Company each have approved this Agreement and the Merger on the terms and conditions set forth herein. Each Significant Shareholder has approved and bound itself to the terms of this Agreement as provided herein.

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, covenants and agreements herein contained, the Parties agree as follows:

                                      Terms

         1.       Definitions.

         "Adjustment Dispute Notice" has the meaning set forth in Section 2.5(c) below.

         "Adverse Consequences" means all damages, liabilities, awards, judgments, assessments, fines, sanctions, penalties, charges, costs, liens, losses, payments, expenses and fees, including all court costs and reasonable attorneys' and accountants' fees and expenses sustained or incurred in connection with the defense or investigation of any claim.

         "Affiliate" shall mean a Person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with a specified person or entity.

         "Agreed Upon Retention Amount" shall mean the amount of any retention payments that may be payable by the Company pursuant to agreements that the Company enters into after the date hereof and on or before the Closing with certain of its officers and employees and that provide for such payments (in an aggregate amount not to exceed $750,000), as specified in Section 4.8(p) and

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Section 5.3 of this Agreement, but only to the extent that such agreements, amounts and individuals are agreed to mutually by the Company and Buyer.

         "Agreement of Merger" has the meaning set forth in Section 2.1 below.

         "Antitrust Laws" means and includes the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including without limitation those of the European Union, Germany, Brazil and any other foreign jurisdiction.

         "Applicable Rate" means the Prime Rate in effect from time to time as published by The Wall Street Journal.

         "Buyer" has the meaning set forth in the preface above.

         "Buyer Disclosure Letter" has the meaning set forth in Section 3.2 below.

         "CGCL" means the California General Corporation Law, as amended through the date of this Agreement.

         "Certificate" has the meaning set forth in Section 2.6(b)(i) below.

         "Citigroup" means Citigroup Global Markets Inc.

         "Closing" has the meaning set forth in Section 2.2 below.

         "Closing Date" has the meaning set forth in Section 2.2 below.

         "Closing Date Cash" has the meaning set forth in Section 2.5(b) below.

         "Closing Date Net Working Capital Amount" has the meaning set forth in
Section 2.5(b) below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Common Share Price" means the quotient determined by dividing the Preliminary Purchase Price by the sum of (i) the number of Company Common Shares outstanding immediately prior to the Closing plus (ii) the number of Company Common Shares and Company Warrant Shares issuable upon the exercise of the Company Options and the Warrants outstanding immediately prior to the Closing.

         "Company" has the meaning set forth in the preface above.

         "Company and Shareholder Transaction Expenses" means the costs and expenses (including, without limitation, legal, accounting and other fees and expenses and the fees and expenses of Citigroup) of the Company and the Significant Shareholders incurred in connection with this Agreement and the transactions contemplated hereby, including as required by Section 5.13, but not

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including the fees and expenses payable by Buyer pursuant to Section 5.14(a) and
Section 10.13 below.

         "Company Common Share" means any share of the Common Stock, no par value, of the Company.

         "Company Convertible Notes" means those certain 10% Senior Subordinated Convertible Notes of the Company having a face value of $15.0 million and due March 31, 2008.

         "Company Disclosure Letter" has the meaning set forth in Section 4 below.

         "Company Junior Preferred Shares" means the shares of the 12% Junior Convertible Cumulative Preferred Stock of the Company.

         "Company Options" means all outstanding or authorized options, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock, other than the Warrants.

         "Company Preferred Shares" means, collectively, the Company Senior Preferred Shares and the Company Junior Preferred Shares.

         "Company Retention Payment Obligation" means an amount of cash equal to the difference between (a) the amount of retention payments that may be payable by the Company pursuant to agreements the Company enters into after the date hereof and on or before the Closing with certain of its officers and employees up to a maximum of seven hundred fifty thousand dollars ($750,000), and (b) an amount equal to one half of the Agreed Upon Retention Amount.

         "Company Second Lien Loan" means that certain Loan and Security Agreement dated October 7, 2003 by and among the Company, Lenders, and MW Post Advisory Group, LLC as Administrative Agent.

         "Company Senior Credit Facility" means that certain Loan and Security Agreement dated October 7, 2003 by and among the Company, Lenders, and Wells Fargo Foothill, Inc. as Administrative Agent, as amended.

         "Company Senior Notes" means those certain 12% Senior Notes of the Company having a face value of $12.0 million and due March 31, 2008.

         "Company Senior Preferred Shares" means the shares of the 11-1/2% Senior PIK Preferred Stock of the Company.

         "Company Senior Subordinated Notes" means those certain 9-1/8% Senior Subordinated Notes of the Company having a face value of $115 million and due April 7, 2008.

         "Company Shares" means the Company Common Shares and the Company Preferred Shares.

         "Company Warrant Shares" means the Company Common Shares into which the Warrants are convertible upon their exercise.

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         "Contingent Purchase Price" means an amount of cash equal to the Escrow
Deposit.

         "Contribution Agreement" means the Contribution Agreement dated as of the date hereof among the Significant Shareholders and each of the other holders of the Company Common Shares, Warrants and Company Options that are parties thereto.

         "Current Assets" means the sum of the amount of all assets of the Company calculated and determined in accordance with Schedule 1.1(a) and GAAP as specified and described on Schedule 1.1(b).

         "Current Liabilities" means the sum of the amount of all liabilities of the Company calculated and determined in accordance with Schedule 1.1(a) and GAAP as specified and described on Schedule 1.1(b).

         "December 31, 2003 Balance Sheet" means the balance sheet included within the Fiscal Year End Financials.

         "December 31, 2003 Net Working Capital Amount" means $27,562,000.

         "Dissenting Shareholders" has the meaning set forth in Section 2.4(e) below.

         "D&O Indemnified Parties" has the meaning set forth in Section 8.8(d) below.

         "Employee Benefit Plan" means any pension, profit-sharing, deferred compensation, bonus, stock option, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit, or similar plan, policy or arrangement, for the benefit of any director, officer, consultant or employee, whether active or terminated, of the Company.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(1).

         "Environmental Insurance" has the meaning set forth in Section 5.13 below.

         "Environmental Laws" means the Clean Water Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Emergency Planning and Community Right-to-Know Act of 1986, and the Resource Conservation and Recovery Act of 1976, each as amended, together with all other applicable laws of federal, state, and local governments (and all agencies thereof) concerning pollution or protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, toxic materials or wastes, asbestos and petroleum-based products into ambient air, surface water, ground water or lands.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Escrow Agent" has the meaning set forth in the Escrow Agreement.

         "Escrow Agreement" has the meaning set forth in Section 7.1(q) below.

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         "Escrow Deposit" means an amount of cash equal to forty three million dollars ($43,000,000).

         "Estimated Closing Date Balance Sheet" has the meaning set forth in
Section 2.5(a) below.

         "Estimated Closing Date Cash" has the meaning set forth in Section 2.5(a) below.

         "Estimated Closing Date Net Working Capital Amount" has the meaning set forth in Section 2.5(a) below.

         "FDA" has the meaning set forth in Section 4.9(b) below.

         "Fiduciary" has the meaning set forth in ERISA Sec. 3(21).

         "Final Closing Date Balance Sheet" has the meaning set forth in Section 2.5(b) below.

         "Final Closing Date Cash" has the meaning set forth in Section 2.5(c) below.

         "Final Closing Date Net Working Capital Amount" has the meaning set forth in Section 2.5(c) below.

         "Financial Statements" has the meaning set forth in Section 4.7 below.

         "Fiscal Year End Financials" has the meaning set forth in Section 4.7 below.

         "French" means Mr. Charles A. French, an individual.

         "French Additional Bonus" means an amount of cash equal to one million two hundred ninety thousand dollars ($1,290,000), and which will become payable to French pursuant to the terms of Section I.3.(b)(ii) of the French Employment Agreement in the event that the Contingent Purchase Price is released to the designee or designees of the Shareholders' Representative pursuant to the terms of the Escrow Agreement or this Agreement.

         "French Bonus" means an amount of cash equal to one million five hundred ten thousand dollars ($1,510,000), and which will become payable to French at the Closing pursuant to the terms of Section I.3.(b)(ii) of the French Employment Agreement.

         "French Employment Agreement" means that certain Employment Agreement entered into as of May 23, 2002 by and between the Company and French, as amended by that certain Amendment No. 1 to Employment Agreement dated as of May 29, 2003 by and between the Company and French.

         "French Make Whole Amount" means an amount of cash equal to the difference between (a) three million five hundred thousand dollars ($3,500,000) and (b) (i) the amount paid to French at the Closing pursuant to the terms of
Section 2.4(d) of this Agreement (based on the Preliminary Purchase Price), plus
(ii) any amount withheld for Taxes pursuant to the terms of Section 2.4(d), which is the Realization Bonus defined in and which will become payable to French at the Closing pursuant to Section I.3.(b)(i) of the French Employment Agreement, as such amount may be adjusted pursuant to

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the terms of Section 2.5(f) of this Agreement, and recaptured pursuant to the terms of Section 2.8 of this Agreement.

         "GAAP" means United States generally accepted accounting principles, consistently applied, as in effect from time to time; provided, that for purposes of Section 2.5 only, GAAP shall be as in effect as of the December 31, 2003 Balance Sheet, including the accounting principles, practices and methodologies specified and described on Schedule 1.1(b) attached hereto.

         "Holding" has the meaning set forth in the preface above.

         "HRC Holding" means HRC Holding, Inc., a corporation organized under the laws of the State of Delaware and a wholly-owned subsidiary of the Company.

         "HRC Holding Senior 12% Notes" means those certain 12% Senior Notes of HRC Holding having a face value of $10.1 million and due March 31, 2008.

         "HRC Holding 12% Notes" means those certain 12% Notes of HRC Holding having a face value of $2.2 million and due March 31, 2008.

         "Hudson RCI AB" means Hudson RCI AB, a corporation organized under the laws of Sweden and an indirect subsidiary of the Company.

         "Hudson RCI AB Credit Facility" means that certain Loan Agreement dated March 21, 2001 between Steamer Holding AB as Borrower, Hudson Euro Co. as Guarantor, and Handelsbanken as Lender.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Indebtedness" means all amounts of principal, accrued interest, premiums, penalties and other obligations relating to indebtedness or its extinguishment (excluding capitalized leases reflected on the Financial Statements) of the Company and its Subsidiaries, including the Company Senior Credit Facility, the Company Second Lien Loan, the Company Senior Notes, the Company Senior Subordinated Notes, the Company Convertible Notes, the HRC Holding Senior 12% Notes, the HRC Holding 12% Notes and the Hudson RCI AB Credit Facility.

         "Indemnified Party" has the meaning set forth in Section 8.4(a) below.

         "Indemnifying Party" has the meaning set forth in Section 8.4(a) below.

         "Indemnity Cap" has the meaning set forth in Section 8.5(b) below.

         "Indemnity Deductible" has the meaning set forth in Section 8.5(a) below.

         "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications,

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registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals),
(f) all computer software (including data and related documentation), Internet web sites and domain names, (g) all other proprietary rights and (h) all copies and tangible embodiments thereof (in whatever form or medium).

         "Junior Preferred Share Amount" means the product of (i) the number of Company Junior Preferred Shares outstanding at the Closing Date multiplied by
(ii) the Junior Preferred Share Price.

         "Junior Preferred Share Price" means (i) $1,333.3333 (which is the redemption price, including the call premium in effect on the Closing Date, and all dividends accrued thereon through December 31, 2003 (as set forth in the Company's certificate of designation for the Company Junior Preferred Shares)) plus (ii) all accumulated and unpaid dividends thereon from December 31, 2003 to the Closing Date, for each Junior Preferred Share.

         "Knowledge" means, with respect to the Company, the knowledge of Jeffrey D. Brown, Charles A. French, Samuel Goldstein, Thomas Loescher, Ola Magnusson, Lougene Williams and Patrick G. Yount, in each case after reasonable inquiry under the circumstances.

         "Letter of Transmittal" has the meaning set forth in Section 2.6(b) below.

         "Material Adverse Effect" means, with respect to a Person, a material adverse effect on the (i) business, assets, financial condition or results of operations of the applicable Person or entity, or (ii) ability of such Person to perform its obligations under this Agreement or any agreement entered into in connection herewith or to consummate the transactions contemplated hereby or thereby in all material respects.

         "Merger" has the meaning set forth in Section 2.1 below.

         "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37).

         "Net Working Capital Amount" means, as of a particular balance sheet date, Current Assets minus Current Liabilities calculated as set forth in
Schedule 1.1(a) attached hereto (which schedule will exclude the Company and Shareholder Transaction Expenses).

         "Net Working Capital Holdback" has the meaning set forth in Section 2.5(f) below.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice.

         "Party" has the meaning set forth in the preface above.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Permits" has the meaning set forth in Section 4.9 below.

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         "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other entity, or a governmental entity (or any department, agency or political subdivision thereof).

         "Potential Environmental Conditions" has the meaning set forth in
Section 8.2(e) below.

         "Preliminary Purchase Price" means $417,000,000 plus (i) the amount of the Estimated Closing Date Cash plus (ii) the aggregate exercise price of the Company Options and the Warrants that are outstanding and unexercised as of the Closing, plus or minus (iii) the amount determined pursuant to the fifth or sixth sentences of Section 2.5(a) below, as applicable, minus (iv) the amount of any Indebtedness existing immediately prior to the Closing, minus (v) the Junior Preferred Share Amount, minus (vi) the Senior Preferred Share Amount, minus
(vii) the Company and Shareholder Transaction Expenses, minus (viii) the amount of the Company Retention Payment Obligation, minus (ix) the amount of the French Bonus and the French Make Whole Amount, as well as any other amounts that may become payable to French pursuant to the terms of the French Employment Agreement as the result of his resignation from employment with the Company on or before the Closing Date, which shall include (A) the payments described in
Section I.5.(b) of the French Employment Agreement and (B) a reasonable estimate of the cost the Company will incur until French is eligible for coverage under Medicare under the last sentence of Section I.4.(a) of the French Employment Agreement if French cannot be enrolled in the Company's medical and dental plans after termination of his employment with the Company. If the amount of the payment to which the holders of Junior Preferred Stock or Senior Preferred Stock is more than the amount specified in the respective definitions of Junior Preferred Share Amount and Senior Preferred Share Amount, such difference shall be treated as reduction in the Preliminary Purchase Price.

         "Prohibited Transaction" has the meaning set forth in ERISA Sec. 406 and Code Sec. 4975.

         "Purchase Price" has the meaning set forth in Section 2.5(d) below.

         "Required Shareholder Vote" has the meaning set forth in Section 4.22 below.

         "Reviewing Accountant" has the meaning set forth in Section 2.5(c) below.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Security Interest" means any mortgage, pledge, lease, lien, encumbrance, charge, restriction, conditional sales agreement, option, reversionary interest, right of first refusal, voting trust agreement, preemptive right, claim under bailment or storage contract, easement, security interest or any other adverse claim or right whatsoever, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet delinquent, (c) those shown on the face of or the footnotes to the Fiscal Year End Financials, (d) those created by zoning laws and other land use restrictions, (e) with respect to real property, easements, rights of way, reservations, licenses, charges, liens and other matters of record that do not materially impair the use of the real property as currently conducted, and (e) liens and encumbrances affecting the fee interest of any leased real property.

         "Senior Preferred Share Amount" means the product of (i) the number of Company Senior Preferred Shares outstanding at the Closing Date multiplied by
(ii) the Senior Preferred Share Price.

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         "Senior Preferred Share Price" means (i) $104.60 (which is the redemption price, including the call premium in effect on the Closing Date) plus
(ii) all accumulated and unpaid dividends thereon (as set forth in the Company's certificate of designation for the Company Senior Preferred Shares) to the Closing Date, for each Senior Preferred Share.

         "Shareholder Holdback" means an amount in cash equal to the product of
(i) the Shareholder Holdback Price Per Share multiplied by (ii) the number of Company Common Shares held at the Closing in the aggregate by those Persons that have not executed the Contribution Agreement and are listed on Schedule 2.6.

         "Shareholder Holdback Price Per Share" means the product of (i) the Common Share Price multiplied by (ii) 33.33% (expressed as a decimal).

         "Shareholders' Representative" has the meaning set forth in the preface above.

         "Significant Shareholder Disclosure Letter" has the meaning set forth in Section 3.1 below.

         "Significant Shareholders" has the meaning set forth in the preface above.

         "Subsidiary" means any corporation, partnership, limited liability company or other entity with respect to which a specified Person (or a Subsidiary thereof) owns at least 20% of the common stock or capital stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or otherwise direct the management of the entity.

         "Surviving Corporation" has the meaning set forth in Section 2.1(b) below.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, ad valorem, transfer, registration, value added, alternative or add-on minimum, estimated, claimed, unclaimed or abandoned property tax or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and shall include any liability in respect of Taxes as a transferee or as an indemnitor, guarantor, surety or in a similar capacity under any contract, Tax sharing agreement, Tax indemnity agreement, Tax reimbursement agreement, arrangement, agreement, understanding or commitment (whether oral or written) and any liability in respect of Taxes which is payable by reason of contract, assumption, operation of law, Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision under state, local or foreign law) or otherwise.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Third Party Claim" has the meaning set forth in Section 8.4 below.

         "Transfer" has the meaning set forth in Section 5.8(c) below.

         "Voting Agreement" has the meaning set forth in Section 7.1(q) below.

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         "WARN" has the meaning set forth in Section 6.5(a) below.

         "WARN obligations" has the meaning set forth in Section 6.5(a) below.

         "Warrants" means those certain warrants to purchase Company Common Shares listed in Section 4.2 of the Company Disclosure Letter.

         "Warrant Purchase Agreement" has the meaning set forth in Section 7.2(g) below.

         "Warrant Share Amount" means the product of (a) the Common Share Price, less $1.00 (which is the exercise price of the Warrants), multiplied by (b) the number of Company Warrant Shares issuable upon the exercise of the Warrants outstanding immediately prior to or as of the Closing.

         2.       The Merger and Conversion of Securities.

                  2.1      The Merger.

                           (a)      On and subject to the terms and conditions
of this Agreement, at the Effective Time, the Merger Sub shall be merged with and into the Company (the "Merger") in accordance with the CGCL. At the Closing, an agreement of merger, in the form attached hereto as Exhibit K, with such changes, if any, as may be required by the California Secretary of State (the "Agreement of Merger"), shall be duly executed and acknowledged by the Merger Sub and the Company in accordance with the CGCL and shall be filed with the Secretary of State of the State of California. The Merger shall become effective upon the filing of the Agreement of Merger. The date and time when the Merger shall become effective is hereinafter referred to as the "Effective Time."

                           (b)      At the Effective Time, the Merger Sub shall
be merged with and into the Company, and the separate corporate existence of the Merger Sub shall cease, and the Company shall continue as the "Surviving Corporation" under the laws of the State of California.

                           (c)      From and after the Effective Time, the
Merger shall have the effects set forth in this Agreement and in Section 1107 of the CGCL.

                           (d)      At the Effective Time, the articles of
incorporation of the Company shall be amended and restated to incorporate the terms and provisions set forth in the Agreement of Merger, until such articles of incorporation thereafter shall be duly amended in accordance with applicable law. Notwithstanding the foregoing, the terms of the articles of incorporation of the Surviving Corporation concerning directors' and officers' indemnification shall comply with the provisions of Section 8.8 below.

                           (e)      The bylaws of the Company as in effect
immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation unless and until such bylaws thereafter shall be changed in accordance with the provisions thereof, the provisions of the articles of incorporation of the Surviving Corporation and applicable law. Notwithstanding the foregoing, the terms of the bylaws of the Surviving Corporation concerning directors' and officers' indemnification shall comply with the provisions of
Section 8.8 below.

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                           (f)      At the Effective Time, the directors of the
Merger Sub shall be the directors of the Surviving Corporation, with each of such directors to hold office, subject to the applicable provisions of the CGCL and the articles of incorporation and bylaws of the Surviving Corporation, until the next annual shareholders' meeting of the Surviving Corporation and until their respective successors shall be duly elected or appointed and qualified. At the Effective Time, the officers of the Merger Sub shall, subject to the applicable provisions of the articles of incorporation and bylaws of the Surviving Corporation, be the officers of the Surviving Corporation until their respective successors shall be duly elected or appointed and qualified.

                  2.2 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Bingham McCutchen LLP in Los Angeles, California, commencing at 8:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date, time and place as the Buyer and the Shareholders' Representative may mutually determine (the "Closing Date").

                  2.3 Deliveries at the Closing. At the Closing, (a) the Shareholders' Representative and the Company will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7.1 below, (b) the Buyer will deliver to the Company and the Shareholders' Representative the various certificates, instruments, and documents referred to in Section 7.2 below, (c) the Buyer will deliver to the FS Management Company, by wire transfer of immediately available funds, to the account or accounts designated by the Shareholders' Representative, the Net Working Capital Holdback and the Shareholder Holdback, (d) the Buyer will deliver the Escrow Deposit, by wire transfer of immediately available funds, to the account designated in the Escrow Agreement, or if, pursuant to the terms of the form of Escrow Agreement, the Escrow Deposit would be delivered as directed by the Shareholders' Representative, to the account or accounts designated by the Shareholders' Representative, (e) the Company will deliver to French, by wire transfer of immediately available funds, to the account or accounts designated by French, the French Bonus and French Make Whole Amount (in each case as reduced by applicable withholdings for Taxes), and (f) the Buyer will pay, to the appropriate parties, any Company and Shareholder Transaction Expenses to the extent not previously paid, as directed by the Shareholders' Representative. The FS Management Company will hold the Net Working Capital Holdback in accordance with Section 2.5(f) below, and will hold the Shareholder Holdback in order to secure the obligation of those individuals, who have not executed and delivered to the Shareholders' Representative the Contribution Agreement and are listed on
Schedule 2.6, to pay to the Significant Shareholders their proportionate share of any payment that may be made by the Significant Shareholders to the Buyer pursuant to the terms and provisions of Section 8 of this Agreement, so that such individuals pay their share of such liabilities as if such parties had executed and delivered to the Shareholders' Representative the Contribution Agreement, and in the manner provided for therein.

                  2.4 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Merger Sub, the Buyer, the Company or any holder of Company Shares, Company Options or Warrants:

                           (a)      Each issued and outstanding share of common
stock of the Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

                           (b)      Each Company Preferred Share shall be
converted into a right to receive, upon surrender of the certificate representing such Company Preferred Share, cash equal to the Junior Preferred Share Price (in the case of Company Junior Preferred Shares) or the Senior Preferred Share Price (in the case of Company Senior Preferred Shares), as applicable.

                           (c)      Each Company Common Share shall be converted
into a right to receive, upon surrender of the certificate representing such Company Common Share, cash equal to the Common Share Price, less (i) such holder's proportionate share of the Net Working Capital Holdback (based on the sum of the number of Company Common Shares outstanding immediately prior to the Closing, plus the number of Company Common Shares issuable upon the exercise of the Company Options and the Warrants outstanding immediately prior to the Closing), and (ii) for those holders of Company Common Shares that have not executed and delivered to the Shareholders' Representative the Contribution Agreement and are listed on Schedule 2.6, an additional amount equal to the Shareholder Holdback Price Per Share.

                           (d)      Each Company Option that is outstanding
immediately prior to or as of the Effective Time, and is held by a Person that has executed and delivered to the Shareholders' Representative the Contribution Agreement, shall be cancelled in exchange for a lump sum cash payment, to be paid by the Surviving Corporation at the Closing upon its receipt of a release in the form of Exhibit A attached hereto, equal to the product of (i) the number of Company Common Shares subject to such Company Option and (ii) the excess of the Common Share Price over the exercise price per share of such Company Option, subject to any required withholding of Taxes, and less such holder's proportionate share of the Net Working Capital Holdback (based on the sum of the number of Company Common Shares outstanding immediately prior to the Closing plus the number of Company Common Shares issuable upon the exercise of the Company Options and the Warrants outstanding immediately prior to the Closing).

                           (e)      Notwithstanding anything in this Agreement
to the contrary, but only to the extent required by the CGCL, and subject to
Section 5.8 below, Company Common Shares that are issued and outstanding immediately prior to the Effective Time and are held by Persons who comply with all the provisions of the CGCL concerning appraisal rights for the fair value of their Company Common Shares in connection with the merger (the "Dissenting Shareholders") shall not be converted into the right to receive the Common Share Price, but shall become the right to receive such consideration as may be determined to be due such Dissenting Shareholder pursuant to Section 1300 of the CGCL.

                           (f)      The Buyer agrees to transmit any payment
required to be made pursuant to the terms and provisions of this Section 2.4, to a holder of Company Preferred Shares, Company Common Shares or Company Options, and that would equal or exceed $100,000, to such holder by wire transfer at the Closing of immediately available funds, upon valid delivery to the Buyer by such holder of duly completed wire transfer information that is adequate to enable Buyer to effect such payment in such manner.

                  2.5 Purchase Price Adjustment. The Preliminary Purchase Price shall be subject to adjustment according to this Section 2.5.

                           (a)      At least three (3) business days prior to
the Closing Date, the Company shall deliver to the Buyer an estimated balance sheet as of the opening of business on the Closing Date (the "Estimated Closing Date Balance Sheet") and a good faith written estimate of the Net Working Capital Amount and the cash of the Company as of the opening of business on the Closing Date (respectively, the "Estimated Closing Date Net Working Capital Amount" and the "Estimated Closing Date Cash"). For purposes of the estimate of the amount of cash, such estimate shall reflect (i) a deduction from any cash balance in an amount equal to the aggregate amount of all drafts, checks and wire transfers issued on accounts of the Company and its Subsidiaries that remain outstanding and uncleared as of such time and date, and (ii) an addition to any cash balance in an amount equal to the aggregate amount of all drafts, checks and wire transfers that have been received by the Company and its Subsidiaries as of such time and date but that have either not been cashed or not been cleared. The Estimated Closing Date Balance Sheet, the Estimated Closing Date Net Working Capital Amount and the Estimated Closing Date Cash shall be prepared in accordance with Schedule 1.1(a) (which will exclude transaction related items) and GAAP, including the accounting principles, practices and methodologies specified and described on Schedule 1.1(b), and using the same accounting principles, practices and methodologies, consistently applied, that were used to prepare the December 31, 2003 Balance Sheet, and, at the Company's election, may be based on the Company's most recent regularly prepared balance sheet for the end of the month immediately preceding the month in which the Closing actually occurs; provided, that, whether or not required by GAAP, any "Swedish Social Tax" or other Tax payable by the Company or to be paid by the Company on behalf of holders of Company Options who reside outside the United States (other than any Taxes for withholding), as a result of the transactions contemplated by this Agreement, will be included as an accrual on the Estimated Closing Date Balance Sheet. Solely for purposes of the Estimated Closing Date Balance Sheet and the Final Closing Date Balance Sheet, the Buyer hereby approves and agrees to the application of GAAP as set forth on Schedule 1.1(b). If the Estimated Closing Date Net Working Capital Amount is greater than the December 31, 2003 Net Working Capital Amount, the Preliminary Purchase Price shall be increased by such amount. If the Estimated Closing Date Net Working Capital Amount is less than the December 31, 2003 Net Working Capital Amount, the Preliminary Purchase Price shall be reduced by such amount. The Company will also deliver to the Buyer, at least five (5) business days prior to the Closing Date, a certificate setting forth an estimate of the Company and Shareholder Transaction Expenses as of the Closing Date.

                           (b)      Within sixty (60) days after the Closing
Date, the Buyer will prepare and deliver to the Shareholders' Representative a balance sheet of the Company as of the opening of business on the Closing Date (the "Final Closing Date Balance Sheet"), including a calculation of the Net Working Capital Amount and the cash of the Company as of the Closing Date (respectively, the "Closing Date Net Working Capital Amount" and the "Closing Date Cash"). The Final Closing Date Balance Sheet shall be prepared in accordance with Schedule 1.1(a) and GAAP as set forth on Schedule 1.1(b) and using the same accounting principles, practices and methodologies, consistently applied, that were used to prepare the December 31, 2003 Balance Sheet; provided, that, whether or not required by GAAP, any "Swedish Social Tax" or other Tax payable by the Company or to be paid by the Company on behalf of holders of Company Options who reside outside the United States (other than any Taxes for withholding), as a result of the transactions contemplated by this Agreement, will be included as an accrual on the Final Closing Date Balance Sheet. If the Buyer fails to deliver the Final Closing Date Balance Sheet to the Shareholders' Representative within sixty (60) days after the Closing Date, then the Buyer and the holders of the Company Common Shares, the Company Options and the Warrants shall be bound by the calculation of the Estimated Closing Date Net Working Capital Amount and the Estimated Closing Date Cash that was delivered by the

Company to the Buyer pursuant to Section 2.5(a) of this Agreement, and the Estimated Closing Date Net Working Capital Amount shall be deemed to be the Final Closing Date Net Working Capital Amount, the Estimated Closing Date Cash shall be deemed to be the Final Closing Date Cash, and any required payments shall be made pursuant to Section 2.5(d) below based on such Final Closing Date Net Working Capital Amount and Final Closing Date Cash. If any reserve in the Final Closing Date Balance Sheet is adjusted, for any reason other than changes in circumstances occurring since the date of December 31, 2003 Balance Sheet, a corresponding adjustment will be made to the comparable reserves contained in the December 31, 2003 Balance Sheet. If any changes are made in the Final Closing Date Balance Sheet to reflect GAAP, such changes shall also be made to the December 31, 2003 Balance Sheet and the Estimated Closing Date Balance Sheet. For purposes of determining the Closing Date Cash, the cash of the Company shall reflect (i) a deduction from any cash balance in an amount equal to the aggregate amount of all drafts, checks and wire transfers issued on Company accounts that remain outstanding and uncleared as of such time and date, and (ii) an addition to any cash balance in an amount equal to the aggregate amount of all drafts, checks and wire transfers that had been received by the Company as of such time and dated but that have either not been cashed or not been cleared.

                           (c)      The Shareholders' Representative shall have
a period commencing upon delivery of the Final Closing Date Balance Sheet by the Buyer and expiring twenty (20) days after such delivery date to review the Final Closing Date Balance Sheet. During this period, the Shareholders' Representative and its representatives and accountants shall have full access during regular business hours and upon reasonable notice to all relevant books and records and employees of the Surviving Corporation to the extent necessary to review matters and information related to the preparation of the Final Closing Date Balance Sheet (and including without limitation any financial and other information relating to periods after the Closing Date that may be relevant to or helpful in the review of the Final Closing Date Balance Sheet and the calculation of the Closing Date Net Working Capital Amount and the Closing Date Cash) in a manner not unreasonably interfering with the business of the Surviving Corporation. In the event the Shareholders' Representative disputes the determination of the Closing Date Net Working Capital Amount and/or the Closing Date Cash, the Shareholders' Representative shall, within twenty (20) days after delivery of the Final Closing Date Balance Sheet, deliver a notice to the Buyer (the "Adjustment Dispute Notice"), setting forth in reasonable detail the component or components which are in dispute and the basis of such dispute. If the Shareholders' Representative fails to deliver an Adjustment Dispute Notice to the Buyer within twenty (20) days after the Buyer's delivery of the Final Closing Date Balance Sheet, then the Shareholders' Representative shall be bound by the calculation of the Closing Date Net Working Capital Amount and the Closing Date Cash that accompanied the Final Closing Date Balance Sheet prepared by the Buyer, and the Closing Date Net Working Capital Amount and the Closing Date Cash shall be deemed to be the Final Closing Date Net Working Capital Amount and the Final Closing Date Cash, respectively, and any required payments shall be made pursuant to Section 2.5(d) below based on such Final Closing Date Net Working Capital Amount and such Final Closing Date Cash. If the Shareholders' Representative delivers the Adjustment Dispute Notice within such twenty (20) day period, then the Buyer and the Shareholders' Representative will use reasonable efforts to resolve any such dispute within ten (10) days after receipt by the Buyer of the Adjustment Dispute Notice. If the Buyer and the Shareholders' Representative fail to resolve any such dispute within ten (10) days after receipt by the Buyer of the Adjustment Dispute Notice, they shall submit the dispute to KPMG LLP (the "Reviewing Accountant") to review the Closing Date Net Working Capital Amount and/or the Closing Date Cash, as applicable, set forth on the Final Closing Date Balance Sheet. The Buyer and the Shareholders' Representative shall make available to the

Reviewing Accountant all work papers and all other information and material in their possession relating to the matters in the Adjustment Dispute Notice. The Reviewing Accountant shall be instructed to use its commercially reasonable efforts to deliver its determination as promptly as practicable after such submission of the dispute to the Reviewing Accountant. The Parties hereby expressly agree that the determination of the Reviewing Accountant shall be final and binding on the parties (absent fraud or manifest bad faith by the Reviewing Accountant). The Closing Date Net Working Capital Amount and the Closing Date Cash on the Final Closing Date Balance Sheet as determined by the Buyer (if not disputed), or as modified (if at all) by agreement of the Buyer and the Shareholders' Representative or by decision of the Reviewing Accountant, shall be the "Final Closing Date Net Working Capital Amount" and the "Final Closing Date Cash", respectively. Each Party shall bear its own expenses and the fees and expenses of its own representatives and experts, including its independent accountants, in connection with the preparation, review, dispute (if any) and final determination of the Final Closing Date Net Working Capital Amount and the Final Closing Date Cash, and such fees and expenses of the holders of the Company Common Shares, the Company Options and the Warrants shall be paid, if necessary, from the Net Working Capital Holdback. The costs, expenses and fees of the Reviewing Accountant shall be borne by the holders of the Company Common Shares, the Company Options and the Warrants, on the one hand, and the Buyer, on the other hand, based on the percentage which the portion of the contested amount not awarded to such Party bears to the amount actually contested by such Party (and which, in the case of the holders of the Company Common Shares, the Company Options and the Warrants, shall be paid, if necessary, from the Net Working Capital Holdback). Such costs to be borne by the holders of the Company Common Shares, the Company Options and the Warrants, if not so otherwise paid, shall ultimately be paid by the Shareholders' Representative.

                           (d)      Within ten (10) days after the Final Closing
Date Net Working Capital Amount and the Final Closing Date Cash have become final and binding on the parties pursuant to Section 2.5(c), the Preliminary Purchase Price will be adjusted as follows (the Preliminary Purchase Price as so adjusted is referred to as the "Purchase Price"):

                                    (i)      If the sum of the Final Closing
Date Net Working Capital Amount and the Final Closing Date Cash is greater than the sum of (A) the Estimated Closing Date Net Working Capital Amount plus (B) the Estimated Closing Date Cash plus (C) $50,000, the Buyer shall pay to the FS Management Company (for the benefit of the holders of the Company Common Shares, the Company Options and the Warrants), by wire transfer in immediately available funds to the account designated by the Shareholders' Representative, an amount equal to such excess, which amount will be added to the Net Working Capital Holdback and allocated and distributed as provided in Section 2.5.

                                    (ii)     If the sum of the Final Closing
Date Net Working Capital Amount and the Final Closing Date Cash is less than the difference between (A) the sum of the Estimated Closing Date Net Working Capital Amount and the Estimated Closing Date Cash minus (B) $50,000, the Shareholders' Representative shall pay to the Buyer, by wire transfer in immediately available funds to the account designated by the Buyer, an amount equal to such deficit.

                           (e)      Any amounts payable pursuant to this Section
2.5 will bear interest from and including the Closing Date to but excluding the date of payment at the Applicable Rate.

                           (f)      The FS Management Company agrees that it
shall retain, and not distribute to the general or limited partners of the Shareholders' Representative, or to the holders of the Company Common Shares, the Company Options or the Warrants, $3,000,000 of the Preliminary Purchase Price (the "Net Working Capital Holdback"), until the Final Closing Date Net Working Capital Amount and the Final Closing Date Cash have become final and binding on the Parties pursuant to Section 2.5(c), and all amounts required to be paid by the Shareholders' Representative or the Buyer pursuant to Section 2.5(d) have been paid in full. The Shareholders' Representative will direct the FS Management Company to pay any Company and Shareholder Transaction Expenses exceeding the estimate thereof (including any increase in the estimate thereof as a result of fees and expenses that may be payable to the Escrow Agent pursuant to the terms of the Escrow Agreement), from the Net Working Capital Holdback. After the Final Closing Date Net Working Capital Amount and Final Closing Date Cash have become final and binding on the Parties pursuant to
Section 2.5(c), all amounts required to be paid by the Shareholders' Representative or Buyer pursuant to Section 2.5(d) have been paid in full, and any additional Company and Shareholder Transaction Expenses have been paid or otherwise provided for (in each case by the Shareholders' Representative), the Shareholders' Representative shall recalculate the French Make Whole Amount based on the adjusted Purchase Price and (i) in the event that the Shareholders' Representative makes a payment to Buyer pursuant to Section 2.5(d), the Company shall pay to French, concurrent with the Company's receipt from the Shareholders' Representative of an amount in cash equal to the FMWA Underpayment (as defined below), an amount equal to the difference between the recalculated French Make Whole Amount and the French Make Whole Amount paid to French at the Closing pursuant to Section 2.3(e) (such difference, the "FMWA Underpayment"), less applicable withholding for Taxes on the FMWA Underpayment or (ii) in the event that Buyer makes a payment to the Shareholders' Representative pursuant to
Section 2.5(d), an amount equal to the difference between the French Make Whole Amount paid to French at the Closing pursuant to Section 2.3(e) and the recalculated French Make Whole Amount (such difference, the "FMWA Overpayment") shall be deducted from the amount French would otherwise receive from the Net Working Capital Holdback. Any amount remaining in the Net Working Capital Holdback after the payment of such expenses, and after deducting the FMWA Underpayment or adjusting for the FMWA Overpayment pursuant to the immediately preceding sentence, shall be distributed by the FS Management Company pro rata to the holders of the Company Common Shares, the Company Options and the Warrants (based on the sum of the number of Company Common Shares outstanding immediately prior to the Closing, plus the number of Company Common Shares issuable upon the exercise of the Company Options and the Warrants outstanding immediately prior to the Closing).

                  2.6      Method of Payment.

                           (a)      The Buyer shall act as its own paying agent
under this Agreement for purposes of distributing the Preliminary Purchase Price, the Junior Preferred Share Amount and the Senior Preferred Share Amount as contemplated hereby. On the Closing Date, the Buyer shall segregate (and, in the case of the Company Options, cause the Surviving Corporation to segregate) into a separate account monies in an amount equal to the Preliminary Purchase Price (less the amount of the Net Working Capital Holdback and the Shareholder Holdback), the Junior Preferred Share Amount and the Senior Preferred Share Amount and shall hold the same for the holders of the Company Shares and the Company Options under this Agreement.

                           (b)      Promptly after the date of this Agreement,
and from time to time following the exercise of any Company Options or Warrants prior to the Effective Time, the

Company shall send to each holder of Company Common Shares and to each holder of Company Preferred Shares a letter of transmittal from such holder to the Buyer in substantially the forms of Exhibit B and Exhibit C attached hereto (as applicable, the "Letter of Transmittal") stating:

                                    (i)      that payment of the Common Share
Price (less such holder's proportionate share of the Net Working Capital Holdback), Junior Preferred Share Price or Senior Preferred Share Price, as applicable, payable to such holder shall be made against and only upon delivery to the Buyer by such holder of the certificates which immediately prior to the Effective Time represented outstanding Company Shares (the "Certificates") owned by such Person; and

                                    (ii)     that risk of loss and title to the
Certificates and other items required to be delivered by the holder shall pass only upon delivery of such items to the Buyer, and that all such items the form of which is not attached hereto shall be in customary form, including such customary provisions as the Surviving Corporation or the Buyer reasonably may specify in its written instructions for use by the holders of the Company Shares in effecting the surrender to the Buyer of such items.

                           (c)      Following the execution and delivery to the
Buyer of a Letter of Transmittal by a holder of Company Shares accompanied by the Certificates, at the Closing the Buyer shall pay (or, if such execution and delivery occurs after the Closing, the Buyer shall pay within three (3) business days) by wire transfer of immediately available funds to the account designated by the holder of Company Shares in its Letter of Transmittal, the Common Share Price, Junior Preferred Share Price or Senior Preferred Share Price, as applicable, deliverable in respect thereof, less, in the case of holders of Company Common Shares only, (i) such holder's proportionate share of the Net Working Capital Holdback (based in each case on the sum of the number of Company Common Shares outstanding immediately prior to the Closing plus the number of Company Common Shares issuable upon the exercise of the Company Options and the Warrants outstanding immediately prior to the Closing) as provided in Section 2.5(f), and (ii) for those holders of Company Common Shares that have not executed and delivered to the Shareholders' Representative the Contribution Agreement and are listed on Schedule 2.6, an additional amount equal to the Shareholder Holdback Price Per Share. The Shareholders' Representative will provide to Buyer an update to Schedule 2.6 immediately prior to the Closing. Until so surrendered, each Certificate shall be deemed, for all corporate purposes, to evidence only the right to receive upon such surrender the amount to which such Person is entitled pursuant to this Section 2. No interest shall be paid or accrued in respect of any cash payments made hereunder.

                           (d)      If the Common Share Price, Junior Preferred
Share Price or Senior Preferred Share Price (or any portion thereof) is to be delivered to a Person other than the Person in whose name the Certificates surrendered in exchange therefore are registered, it shall be a condition to the payment of such amount that the Certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the Person requesting such transfer pay to the Buyer any transfer or other Taxes payable by reason of the foregoing or establish to the satisfaction of the Buyer that such Taxes have been paid or are not required to be paid.

                           (e)      At and after the Effective Time, each holder
of a Certificate representing Company Shares shall cease to have any rights as a shareholder of the Company, except for the right to surrender its Certificate in exchange for payment of the Common Share Price (less such holder's proportionate share of the Net Working Capital Holdback), Junior Preferred Share Price or Senior Preferred Share Price, as applicable. No transfer of Company Shares shall be made on the stock transfer books of the Surviving Corporation. Certificates presented to the Surviving Corporation after the Effective Time shall be canceled and exchanged for the Common Share Price (less such holder's proportionate share of the Net Working Capital Holdback), Junior Preferred Share Price or Senior Preferred Share Price, as applicable, as provided in this Section 2. At the close of business on the day of the Effective Time the stock ledger of the Company with respect to Company Shares shall be closed.

                           (f)      In the event any Certificate shall have been
lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Buyer shall issue in exchange for such lost, stolen or destroyed Certificate the amount deliverable in respect thereof as determined in accordance with this
Section 2; provided, that the Person to whom such amount is paid shall, as a condition precedent to the payment thereof, indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

                           (g)      The Buyer shall make no distribution of a
Dissenting Shareholder's Common Share Price unless and until the validity of such claim as a Dissenting Shareholder (subject to Section 5.8 below) has been determined and the fair value of a Dissenting Shareholder's Company Common Shares has been determined for any Dissenting Shareholder in the manner contemplated by Section 1300 of the CGCL. At that time, the Buyer shall pay to the Buyer or the Surviving Corporation from the segregated fund established under Section 2.6(a) above the Common Share Price for the Dissenting Shareholder's Company Common Shares, and the Buyer or the Surviving Corporation shall pay from its own funds the fair value of such Dissenting Shareholder's Company Common Shares.

                           (h)      Any portion of the segregated Preliminary
Purchase Price, Junior Preferred Share Amount or Senior Preferred Share Amount on deposit with the Buyer that remains undistributed for one (1) year after the Effective Time shall be delivered to or as directed by Buyer, upon demand, and any holders of Certificates who have not theretofore complied with this Section 2 shall thereafter look only to Buyer (subject to abandoned property, escheat and other similar legal requirements) as a general creditor for payment of their claim for the same, with such sums to be paid only upon compliance by such holder of Company Shares with all conditions to payment of the same specified in this Section 2.

                           (i)      Each of Buyer and the Surviving Corporation
shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person hereunder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Buyer, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person entitled hereunder to receive the amounts in respect of which such deduction and withholding was made by the Surviving Corporation or the Buyer, as the case may be.

                  2.7 Repayment of Indebtedness. Concurrent with the Closing, Buyer, subject to its receipt of payoff letters as contemplated by
Section 7.1(i), shall, or shall cause the Surviving Corporation to repay, or cause to be repaid, on behalf of the Company, any Indebtedness (other than the Company Senior Subordinated Notes) that at that time remains outstanding, by wire transfer of immediately available funds as set forth in instructions delivered to Buyer by the Company.

                  2.8 Contingent Purchase Price. In addition to any amounts payable to the holders of Company Common Shares and Company Options pursuant to the terms and conditions of this Agreement, if the Escrow Deposit is released, either by the Escrow Agent or the Buyer, to the designee or designees of the Shareholders' Representative pursuant to the terms and conditions of the Escrow Agreement and the satisfaction of the conditions contained therein, or of this Agreement, then such amount shall be applied (a) first, to reimburse the Company for the payment of the French Additional Bonus (reduced by applicable withholding for Taxes), which amount the Company shall pay to French concurrently with the reimbursement of such amount to the Company by the Shareholders' Representative, and (b) second, to the payment of any increase in the Company and Shareholder Transaction Expenses over the amount thereof previously paid, and (c) the remaining amount shall be increased (by virtue of a reduction in the amount payable to French pursuant to this Section 2.8(c)) by an amount equal to the French Make Whole Amount, as determined and giving effect to any adjustment made pursuant to Section 2.5(f) of this Agreement, and then be distributed pro rata to the holders of the Company Common Shares, the Company Options and the Warrants, in each case as if such amounts constituted part of the Purchase Price to be distributed to such holders pursuant to this Agreement, and based on the sum of the number of Company Common Shares outstanding immediately prior to the Closing, plus the number of Company Common Shares issuable upon the exercise of the Company Options and the Warrants outstanding immediately prior to or as of the Closing, but less, in the case of French only, an amount equal to the French Make Whole Payment as determined and giving effect to any adjustment thereto pursuant to the terms of Section 2.5(f) of this Agreement; provided, however, that the increase pursuant to clause (c) shall not, in any event, exceed the reduction in the amount to be paid to French (unless such excess amount is first paid to the Company by French or the Shareholders' Representative).

                  2.9 Company Retention Payment Obligation. In addition to any amounts payable to the holders of Company Common Shares and Company Options pursuant to the terms and conditions of this Agreement, if the full amount of the Company Retention Payment Obligation or the Agreed Upon Retention Amount has not, as of January 15, 2005 been paid by the Company to the persons entitled thereto, then the unpaid portion(s) of the Company Retention Payment Obligation and fifty percent (50%) of the unpaid portions of the Agreed Upon Retention Amount shall be paid to the FS Management Company by Buyer, and such amount shall be distributed by the FS Management Company as directed by the Shareholders' Representative pro rata to the holders of the Company Common Shares, the Company Options and the Warrants, in each case as if such amount constituted part of the Purchase Price to be distributed to such holders pursuant to this Agreement, and based on the sum of the number of Company Common Shares outstanding immediately prior to the Closing, plus the number of Company Common Shares issuable upon the exercise of the Company Options and the Warrants outstanding immediately prior to the Closing.

         3.       Representations and Warranties Concerning the Transaction.

                  3.1 Representations and Warranties of the Significant Shareholders. As of the date of this Agreement and except as set forth in the disclosure letter delivered by the Significant Shareholders to the Buyer concurrently with the execution and delivery of this Agreement (the "Significant Shareholder Disclosure Letter"), each of the Significant Shareholders represents and warrants to the Buyer, severally and not jointly, with respect to himself, as follows:

                           (a)      Organization of Certain Significant
Shareholder. If the Significant Shareholder is an entity, the Significant Shareholder is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization.

                           (b)      Authorization of Transaction. The
Significant Shareholder has full power and authority (including, if the Significant Shareholder is a corporation, full corporate power and authority) to execute and deliver this Agreement and to perform his or its obligations hereunder. The Significant Shareholders have acted consistent with their fiduciary duties, and this Agreement has been duly authorized, executed and delivered by the Significant Shareholder, and constitutes the valid and legally binding obligation of the Significant Shareholder, enforceable against the Significant Shareholder in accordance with its terms and conditions, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to creditors' rights generally and general equitable principles. The Significant Shareholder need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, other than the filings required to be made by the Shareholders' Representative, Holding or the Company under the HSR Act and any other applicable Antitrust Laws.

                           (c)      Noncontravention. Neither the execution and
delivery by the Significant Shareholder of this Agreement, nor the consummation by the Significant Shareholder of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Significant Shareholder is subject or, if the Significant Shareholder is a corporation, any provision of its charter or bylaws, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any material agreement, contract, lease, license, instrument, or other arrangement to which the Significant Shareholder is a party or by which he or it is bound or to which any of his or its assets is subject, other than termination of the waiting period under the HSR Act and any other applicable Antitrust Laws.

                           (d)      Brokers' Fees. Except for fees and
commissions payable to Citigroup, the Significant Shareholder has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

                           (e)      Company Shares. The Significant Shareholder
holds of record and owns beneficially the number of Company Shares or Warrants set forth next to his or its name in Section 4.2 of the Company Disclosure Letter, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The

Significant Shareholder is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Significant Shareholder to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement). The Significant Shareholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

                  3.2 Representations and Warranties of the Buyer and the Merger Sub. As of the date of this Agreement and except as set forth in the disclosure letter delivered by the Buyer to the Shareholders' Representative concurrently with the execution and delivery of this Agreement (the "Buyer Disclosure Letter"), the Buyer and Merger Sub represent and warrant to the Company and the Significant Shareholders, jointly and severally, as follows:

                           (a)      Organization. The Buyer is a corporation
duly organized, validly existing, and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted. The Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of California with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted.

                           (b)      Authorization of Transaction. Each of the
Buyer and the Merger Sub has full power and authority (including full corporate power and authority) to execute and deliver this Agreement, the Escrow Agreement and the Warrant Purchase Agreement, as applicable, and to perform its obligations hereunder. This Agreement, the Escrow Agreement and the Warrant Purchase Agreement have been duly authorized, executed and delivered by Buyer and Merger Sub, as applicable, and each constitute the valid and legally binding obligation of each of the Buyer and the Merger Sub, as applicable, enforceable in accordance with its terms and conditions, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to creditors' rights generally and general equitable principles. Neither the Buyer nor the Merger Sub need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, the Escrow Agreement and the Warrant Purchase Agreement, other than the filings required to be made by the Buyer under the HSR Act and any other applicable Antitrust Laws.

                           (c)      Noncontravention. Neither the execution and
delivery of this Agreement, the Escrow Agreement and the Warrant Purchase Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either the Buyer or the Merger Sub is subject or any provision of its charter or bylaws, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any material agreement, contract, lease, license, instrument, or other arrangement to which any of the Buyer or the Merger Sub is a party or by which it is bound or to which any of its assets is subject, other than termination of the waiting period under the HSR Act and any other applicable Antitrust Laws.

                           (d)      Brokers' Fees. Neither the Buyer nor the
Merger Sub has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, the Escrow Agreement and the Warrant Purchase Agreement for which any Significant Shareholder could become liable or obligated.

                           (e)      Investment. The Buyer is not acquiring the
Company Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

                           (f)      Financing. The Buyer has available,
including borrowing capacity under credit facilities or like arrangements, the funds necessary to pay the Purchase Price, the Junior Preferred Share Amount, the Senior Preferred Share Amount and the Warrant Share Amount as contemplated by this Agreement, the Escrow Agreement and the Warrant Purchase Agreement.

         4. Representations and Warranties Concerning the Company and Its Subsidiaries. As of the date of this Agreement and except as set forth in the disclosure letter delivered by the Company to the Buyer concurrently with the execution and delivery of this Agreement (the "Company Disclosure Letter"), the Company represents and warrants to the Buyer as follows:

                  4.1 Organization, Qualification, and Corporate Power. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of the Company and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to be in good standing or qualified would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. Each of the Company and its Subsidiaries has full corporate power and authority, and has all material licenses, permits, and authorizations, in each case necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it, except where the failure to have such licenses, permits and authorizations would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. The Company has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The Board of Directors of the Company has acted consistent with its fiduciary duties, and this Agreement has been duly authorized, executed and delivered by the Company, and constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms and conditions, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to creditors' rights generally and general equitable principles. Section 4.1 of the Company Disclosure Letter lists all of the directors and officers of the Company and its Subsidiaries. The Company has delivered or made available to the Buyer correct and complete copies of the charter and bylaws of each of the Company and its Subsidiaries (as amended to date). The minute books (containing the records of meetings of the Shareholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of each of the Company and its Subsidiaries are correct and complete in all material respects. None of the Company and its Subsidiaries is in default under or in violation in any respect of any provision of its charter, bylaws or other organizational documents.

                  4.2 Capitalization. As of the date of this Agreement, the entire authorized capital stock of the Company consists of (a) 42,000,000 Company Common Shares, of which 10,654,293 Company Common Shares are issued and outstanding and (b) 3,000,000 shares of preferred stock, of which 588,156 Company Senior Preferred Shares are issued and outstanding and 3,000 Company

Junior Preferred Shares are issued and outstanding. All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record as set forth in Section 4.2 of the Company Disclosure Letter. Except as set forth in Section 4.2 of the Company Disclosure Letter, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments (whether oral or written) that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock or any other equity security of the Company, including any right of conversion or exchange under any outstanding security or other instrument. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of the Company. None of the capital stock of the Company was issued in material violation of any applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder). There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company. Except for the rights as shareholders of the shareholders identified as holders of Company Shares in
Section 4.2 of the Company Disclosure Letter, Employee Benefit Plans disclosed pursuant to Section 4.18 below and as set forth in Section 4.2 of the Company Disclosure Letter, no Person has any right to participate in, or receive any payment based on any amount relating to, the revenue, income, value or net worth of the Company or any of its Subsidiaries or any component or portion thereof, or any increase or decrease in any of the foregoing. Each Company Option that is outstanding immediately prior to the Effective Time, and is held by a person that has not executed and delivered to the Shareholders' Representative the Contribution Agreement, shall terminate pursuant to its terms in the event that it remains unexercised immediately as of the Effective Time.

                  4.3 Noncontravention. Except as set forth in Section 4.3 of the Company Disclosure Letter, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(a) violate in any material respect any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Company and its Subsidiaries is subject or any provision of the charter or bylaws of any of the Company and its Subsidiaries or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any material agreement, contract, lease, license, instrument, or other arrangement to which any of the Company and its Subsidiaries is a party or by which it is bound or to which any of its material assets is subject (or result in the imposition of any Security Interest upon any of its assets), other than termination of the waiting period under the HSR Act and any other applicable Antitrust Laws. None of the Company and its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, other than the filings required to be made by the Shareholders' Representative, Holding or the Company under the HSR Act and any other applicable Antitrust Laws.

                  4.4 Brokers' Fees. Except for fees and commissions payable to Citigroup, none of the Company and its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

                  4.5 Title to Assets. Except as set forth in Section 4.5 of the Company Disclosure Letter, the Company and its Subsidiaries have good and marketable title to the material properties and assets used by them, located on their premises, or shown on the December 31, 2003 Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the December 31, 2003 Balance Sheet. All Indebtedness of the Company and its Subsidiaries that was previously secured by the Security Interests listed under the headings "Trademarks" and "Patents" on Section 4.5 of the Company Disclosure Letter has been paid and satisfied in full.

                  4.6 Subsidiaries. Section 4.6 of the Company Disclosure Letter sets forth for each Subsidiary of the Company (a) its name and jurisdiction of incorporation, (b) the number of shares of authorized capital stock of each class of its capital stock, (c) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (d) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and are validly issued, fully paid, and nonassessable. One of the Company and its Subsidiaries holds of record and owns beneficially all of the outstanding shares of each Subsidiary of the Company, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Company and its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any Subsidiary of the Company to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company. None of the Company and its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary of the Company.

                  4.7      Financial Statements; No Undisclosed Liabilities.

                           (a)      Attached hereto as Exhibit D are (i) audited
consolidated balance sheets and statements of income, changes in shareholders' equity, and cash flow as of and for the fiscal years ended December 31, 2001, December 31, 2002 and December 31, 2003 (the "Fiscal Year End Financials") and
(ii) the unaudited consolidated balance sheet and statement of income, changes in shareholders' equity, and cash flow as of and for the three-month period ended March 31, 2004, in each case for the Company and its Subsidiaries (the "Interim Financial Statements" and, together with the financial statements specified in clause (i) above, the "Financial Statements"). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as set forth in Schedule 1.1(b) attached hereto and subject, in the case of the Interim Financial Statements, to the absence of any notes thereto and to normal and recurring year-end adjustments thereto that will not, individually or in the aggregate, be material in amount. The Financial Statements present fairly in all material respects the financial condition of the Company and its Subsidiaries as of the dates thereof, and the results of operations of the Company and its Subsidiaries for the periods covered thereby, and are consistent with the books and records of the Company and its Subsidiaries (which books and records are correct and complete in all material respects).

                           (b)      Except (i) as and to the extent reflected
and adequately reserved against in the Financial Statements, (ii) for liabilities and obligations of a type not required under GAAP to be disclosed in the Financial Statements or (iii) as set forth in Section 4.7(b) of the Company Disclosure Letter, as of December 31, 2003, neither the Company nor any of its Subsidiaries had any liabilities or obligations, whether accrued, absolute, contingent or otherwise. Since December 31, 2003, neither the Company nor any of its Subsidiaries has incurred any liability or obligation, except for (i) liabilities and obligations incurred in the Ordinary Course of Business or (ii) as set forth in Section 4.7(b) of the Company Disclosure Letter.

                           (c)      Neither the Company nor any of its
Subsidiaries has any indebtedness or mandatorily redeemable capital stock except for the Indebtedness, and there are no prepayment penalties or premiums with respect to such indebtedness except as set forth in Section 4.7(c) of the Company Disclosure Letter.

                  4.8 Events Subsequent to the Most Recent Fiscal Year End. Since December 31, 2003, there has not been any Material Adverse Effect on the Company and its Subsidiaries, taken as a whole (other than, since the date of this Agreement, any effect arising from changes in general industry conditions, changes in the US economy, including as a result of acts of war or terrorism, changes in GAAP, changes in law or regulations, or changes resulting from the fact that the transactions contemplated by this Agreement have been publicly disclosed). Except as set forth in Section 4.8 of the Company Disclosure Letter, since December 31, 2003, the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business, and:

                           (a)      none of the Company and its Subsidiaries has
sold, leased, transferred, or assigned any of its material assets, tangible or intangible, other than in the Ordinary Course of Business;

                           (b)      none of the Company and its Subsidiaries has
entered into any (i) agreement that is not terminable on 90 days' notice or less, or (ii) agreement, contract, lease or license (or series of related agreements, contracts, leases, and licenses) either involving (x) more than $250,000 or (y) (other than those relating to purchases of supplies, purchases or sales of inventory) a commitment of one year or more, or otherwise outside the Ordinary Course of Business;

                           (c)      no party (including any of the Company and
its Subsidiaries) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which any of the Company and its Subsidiaries is a party or by which any of them is bound and that involves more than $250,000 or is otherwise material to the Company and its Subsidiaries, taken as a whole, and no party has threatened to do so;

                           (d)      none of the assets, tangible or intangible,
of the Company or the Subsidiaries has become subject to any Security Interest or had any Security Interest to which it is or was subject modified in any material respect;

                           (e)      none of the Company and its Subsidiaries has
made any capital investment in, any loan to, or any acquisition of the securities or assets of (including by merger or consolidation), any other Person (or series of related capital investments, loans, and acquisitions);

                           (f)      none of the Company and its Subsidiaries has
issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $250,000 or outside the Ordinary Course of Business, other than intercompany guarantees;

                           (g)      none of the Company and its Subsidiaries has
delayed or postponed the payment of any accounts payable and other material liabilities outside the Ordinary Course of Business or accelerated or accepted the prepayment of any notes or accounts receivable outside the Ordinary Course of Business;

                           (h)      none of the Company and its Subsidiaries has
granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                           (i)      there has been no change made or authorized
in the charter, bylaws or other organizational documents of any of the Company and its Subsidiaries;

                           (j)      none of the Company and its Subsidiaries has
issued, sold, or otherwise disposed of any of its capital stock (except upon the exercise of outstanding options), or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock, other than payment-in-kind dividends payable on the Company Senior Preferred Shares;

                           (k)      none of the Company and its Subsidiaries has
declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock, other than payment-in-kind dividends payable on the Company Senior Preferred Shares;

                           (l)      none of the Company and its Subsidiaries has
experienced any damage, destruction, or loss (whether or not covered by insurance) to any of its material assets or property;

                           (m)      none of the Company and its Subsidiaries has
made any loan to, or entered into any other transaction with, any of its directors, officers or employees, other than travel and expense advances in the Ordinary Course of Business;

                           (n)      none of the Company and its Subsidiaries has
entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any such existing contract or agreement;

                           (o)      none of the Company and its Subsidiaries has
granted or paid any increase in the compensation of any of its directors, officers or employees outside the Ordinary Course of Business, other than agreements that the Company has entered into with certain of its officers and employees that provide for retention payments to such individuals in an aggregate amount not to exceed $750,000;

                           (p)      none of the Company and its Subsidiaries has
adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan), other than (i) agreements that the Company has entered into with certain of its officers and employees that provide for retention payments to such individuals in an aggregate amount not to exceed $750,000, (ii) the adoption of the Company's (x) 2004 Senior Management Incentive Program and (y) 2004 EMEA Incentive Program and (iii) the approval or payment of the Company's contributions for 2003 to the Hudson Respiratory Care Inc. 2003 Profit Sharing Plan and the Company's 2003 Senior Management Incentive Program and 2003 EMEA Incentive Program;

                           (q)      there has not been any change in accounting
methods or tax principles, practices or policies followed by the Company and its Subsidiaries, any increase in reserves or any revaluation of any of their assets from those in effect during or with respect to the past fiscal year;

                           (r)      neither the Company nor any of its
Subsidiaries has made or rescinded any material express or deemed election relating to Taxes, settled or compromised any material claim, audit or controversy relating to Taxes, entered into any Tax ruling, agreement, contract, or plan, filed any amended Tax Return, or except as may be required by applicable law, made any change to any of its material methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of its most recently filed federal income tax return; and

                           (s)      none of the Company or its Subsidiaries has
committed to any of the foregoing.

                  4.9 Legal Compliance; Permits and Licenses. Except as set forth in Section 4.9 of the Company Disclosure Letter:

                           (a)      Each of the Company and its Subsidiaries has
complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state and local governments (and all agencies thereof), and to the Knowledge of the Company, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against, and no notice, correspondence, inquiry or other communication (including any notice from the FDA or other regulatory authority of any state, country or other jurisdiction) has been received by, any of the Company and its Subsidiaries alleging any failure to so comply; and

                           (b)      Other than those permits listed in Section
5.14(b) and Section 5.14(d) of this Agreement, the Company and its Subsidiaries have all material permits, licenses, orders, franchises and approvals of all federal, state and local governments (and all agencies thereof) ("Permits") necessary for the operation of the businesses of the Company and its Subsidiaries as currently conducted, and to own, lease or otherwise hold their respective assets and properties. Since January 1, 2000, no notice has been received by the Company and/or its Subsidiaries with respect to any failure by the Company and/or its Subsidiaries to have any material Permit required to operate the businesses of the Company and its Subsidiaries as currently conducted. All such Permits are in full force and effect, and no suspension, revocation, cancellation or adverse modification of any of such items are pending or, to the Knowledge of the Company, threatened. Neither the Company nor its Subsidiaries is in material default or material non-compliance under any Permit. The products currently sold or distributed by the Company and/or its Subsidiaries in the United States that are required to be registered or listed with the U.S. Food and Drug Administration (the "FDA") under Section 360 of the Federal Food, Drug and Cosmetic Act (21 U.S.C. 30 et seq.) and the applicable rules and regulations thereunder, are so listed or registered. The businesses of the Company and its Subsidiaries are in material compliance with the current Good Manufacturing Practices for Medical Devices regulations set forth in C.F.R.
Part 820 as well as the applicable record-keeping and reporting requirements for Medical Devices Reporting set forth in 21 C.F.R. Part 803.

                  4.10 Tax Matters. Except as set forth in Section 4.10 of the Company Disclosure Letter:

                           (a)      Each of the Company and its Subsidiaries has
filed all material Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by any of the Company and its Subsidiaries have been or will be paid prior to the Closing or accrued as a Tax liability or payable or as part of the Tax reserve on the Final Closing Date Balance Sheet. None of the Company and its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. Since December 31, 2000, the Company and its Subsidiaries have not received notice of any claim by an authority in a jurisdiction where any of the Company and its Subsidiaries do not currently file Tax Returns stating that the Company and its Subsidiaries are or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of any of the Company and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, except for any Tax, the payment of which is not delinquent and not subject to penalties or which is being contested in good faith.

                           (b)      Each of the Company and its Subsidiaries has
withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party and has maintained all records with respect thereto as required by law.

                           (c)      There is no dispute or claim concerning any
Tax liability of any of the Company and its Subsidiaries either (i) claimed or raised by any authority in writing delivered to any of the Company and its Subsidiaries or (ii) as to which the Company has Knowledge based upon personal contact with any agent of such authority. There is no audit, examination, or similar proceeding pending or, to the Knowledge of the Company, proposed or threatened, with respect to Taxes of the Company or any Subsidiary. The Company has delivered or made available to the Buyer correct and complete copies of all federal income Tax Returns and all examination reports, and statements of deficiencies assessed against or agreed to by any of the Company and its Subsidiaries for all periods beginning after December 31, 2000.

                           (d)      None of the Company and its Subsidiaries has
waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                           (e)      None of the Company and its Subsidiaries has
made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Sec. 280G. None of the Company and its Subsidiaries has been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec.

897(c)(1)(A)(ii). None of the Company and its Subsidiaries is a party to any Tax allocation or sharing agreement other than any agreement solely among the Company and any of its Subsidiaries.

                           (f)      The unpaid Taxes of the Company and its
Subsidiaries as of the Closing Date will not exceed the payable or liability for Taxes plus the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as set forth on the Final Closing Date Balance Sheet and taken into account in determining the Final Closing Date Net Working Capital Amount.

                           (g)      Neither the Company, any of its Subsidiaries
nor any other Person on their behalf (i) has filed a consent pursuant to Section 341(f) of the Code; (ii) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law or any other agreement relating to Taxes that could reasonably be expected to have an effect on the Company's or any Subsidiary's liability for, or reporting of, Taxes in any period after the Closing Date; or (iii) has agreed to or is required to make any adjustments pursuant to Section 481(a) or Section 482 of the Code, nor, to the Company's Knowledge, has any taxing authority proposed or is considering any such adjustment. Neither the Company nor any Subsidiary has been a party to a transaction that was intended to be governed by Section 355 of the Code.

                           (h)      Section 4.10 of the Company Disclosure
Letter sets forth the amount of the federal net operating losses of the Company and its Subsidiaries through December 31, 2003 that will carry over and be available to the Company and its Subsidiaries for taxable periods beginning on or after the Closing Date and any existing limitation on the use of such net operating losses under Section 382 of the Code (other than any limitation resulting from the Merger).

                  4.11     Real Property.

                           (a)      Section 4.11(a) of the Company Disclosure
Letter lists and describes briefly all real property owned by the Company and its Subsidiaries (the "Owned Real Property"). The Company has good and marketable title in fee simple in the Owned Real Property, free and clear of all Security Interests. There are no pending or, to the Knowledge of the Company, threatened condemnation proceedings, lawsuits, or administrative actions relating to the Owned Real Property which would have a material adverse effect on the current use, occupancy or value thereof.

                           (b)      Section 4.11(b) of the Company Disclosure
Letter lists and describes briefly all real property leased or subleased to any of the Company and its Subsidiaries (the "Leased Real Property"). The Company and its Subsidiaries have valid legal right to use all of the Leased Real Property, free of Security Interests (other than any Security Interests arising out of the lease or similar agreement under which the Company and/or the Subsidiaries uses or occupies the Leased Real Property). The Company has delivered to, or made available for review by, the Buyer correct and complete copies of the leases and subleases listed in Section 4.11(b) of the Company Disclosure Letter (together with all amendments, extensions, renewals, guaranties and other agreements with respect thereto).

         With respect to each lease and sublease listed in Section 4.11(b) of the Company Disclosure Letter:

                                    (i)      the lease or sublease is legal,
valid, binding, enforceable, and in full force and effect against the Company and/or its Subsidiaries, as applicable, and, to the knowledge of the Company, the other parties thereto;

                                    (ii)     none of the Company or any of its
Subsidiaries is in material default, nor has the Company or any of its Subsidiaries, in its capacity as a tenant or subtenant under a lease or sublease, received notice of any event which, with the giving of time or passing of notice would constitute a default;

                                    (iii)    there are no pending or, to the
Knowledge of the Company, threatened proceedings, lawsuits, or administrative actions relating to the Leased Real Property that would materially and adversely affect the Company's or its Subsidiaries' possession, use, quiet enjoyment, or occupancy of such property or the value thereof;

                                    (iv)     no security deposit or portion
thereof deposited with respect to such leases or subleases has been applied in respect of a breach or default under such leases that has not been redeposited in full;

                                    (v)      neither the Company nor any
Subsidiary owes any brokerage commissions or finder's fees with respect to such leases or subleases;

                                    (vi)     the other party or parties to such
leases is not an Affiliate of, and otherwise does not have any economic interest in, the Company or any Subsidiary; and

                                    (vii)    neither the Company nor any
Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property.

                           (c)      With respect to the Temecula facility, the
original roofing membranes remain on the buildings and generally consist of asbestos containing felt plies with inter-mopped asphalt. The original roofing membrane on each building at the Temecula facility is now covered with polyurethane foam, with the exception of the original roofing membrane on the manufacturing plant building, which is not friable, in its present undisturbed condition, and is covered by a raised metal roof. Each of the polyurethane foam covers has an additional elastomeric coating, with the exception of the polyurethane cover on office building A, which has a raised metal roof over the polyurethane foam.

                  4.12     Intellectual Property.

                           (a)      The Company and its Subsidiaries own or have
the right to use, pursuant to license, sublicense, agreement, or permission, all material Intellectual Property used in the operation of the businesses of the Company and its Subsidiaries as currently conducted, and each such item of Intellectual Property owned or used by the Company and its Subsidiaries immediately prior to the Closing hereunder will be owned or available for use by the Company or the Subsidiary on identical terms and conditions immediately subsequent to the Closing hereunder.

                           (b)      To the Knowledge of the Company, except as
set forth in Section 4.12(b) of the Company Disclosure Letter, none of the Company and its Subsidiaries has infringed upon or misappropriated any Intellectual Property rights of third parties, and none of the Company and its Subsidiaries has received, in the five (5) years preceding the date of this

Agreement, any written charge, complaint, claim, demand, or notice alleging any such, infringement or misappropriation (including any claim that any of the Company and its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Company, in the five (5) years preceding the date of this Agreement, no third party has infringed upon or misappropriated any Intellectual Property rights of any of the Company and its Subsidiaries.

                           (c)      Section 4.12(c) of the Company Disclosure
Letter identifies each issued or pending patent, issued or pending copyright registration, pending trademark application or trademark registration, or domain name registration, if any, which has been made by or issued to any of the Company and its Subsidiaries, as well as each unregistered copyright owned by the Company in any material software, and identifies each license, agreement, or other permission which any of the Company and its Subsidiaries has granted to any third party with respect to any of its material Intellectual Property (together with any exceptions). The Company has delivered or made available to the Buyer correct and complete copies of all such applications and registrations, licenses, agreements, and permissions (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 4.12(c) of the Company Disclosure Letter also identifies each trade name or unregistered trademark owned and currently being used by any of the Company and its Subsidiaries in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in
Section 4.12(c) of the Company Disclosure Letter:

                                    (i)      the Company's and its Subsidiaries'
right, title, and interest in and to the items are free and clear of any Security Interest or undisclosed license;

                                    (ii)     the item is not subject to any
outstanding injunction, judgment, order, decree, ruling, or charge of infringement or misappropriation; and

                                    (iii)    no action, suit, proceeding,
hearing, investigation, charge of infringement or misappropriation, complaint, claim, or demand is currently pending and, to the Knowledge of the Company, no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand has been threatened in the preceding eighteen (18) months which challenges the legality, validity, enforceability, use, or ownership of the item.

                           (d)      Section 4.12(d) of the Company Disclosure
Letter identifies each item of material Intellectual Property that any third party owns and that any of the Company and its Subsidiaries uses pursuant to license, sublicense, agreement, or permission. The Company has delivered or made available to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 4.12(d) of the Company Disclosure Letter:

                                    (i)      the license, sublicense, agreement,
or permission covering the item is legal, valid, binding, enforceable, and in full force and effect against the Company and/or its Subsidiaries, as applicable, and, to the Knowledge of the Company, the other parties thereto;

                                    (ii)     to the Knowledge of the Company, no
party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder; and

                                    (iii)    none of the Company and its
Subsidiaries has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

                  4.13 Tangible Assets; Sufficiency of Assets. Except as set forth in Section 4.13(b) of the Company Disclosure Letter:

                           (a)      The tangible assets owned or leased by the
Company and/or its Subsidiaries have been maintained in the Ordinary Course of Business, are in a good operating condition and repair in the aggregate (subject to normal wear and tear), and are suitable for the purposes for which they currently are used; and

                           (b)      The rights, properties and other assets
presently owned, leased or licensed by the Company and its Subsidiaries include all material rights, properties and other assets necessary to permit the Company and its Subsidiaries to conduct their business in the same manner as such business is currently conducted.

                  4.14 Contracts. Section 4.14 of the Company Disclosure Letter lists the following contracts and other agreements to which any of the Company and its Subsidiaries is a party:

                           (a)      any agreement (or group of related
agreements) for the lease or use of personal property to or from any Person providing for lease payments in excess of $200,000 per annum;

                           (b)      any agreement (or group of related
agreements), including agreements with group purchasing organizations or like parties, for the purchase or sale of raw materials, goods, commodities, services, utilities, equipment, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which (i) will extend over a period of one (1) year or more and involve consideration in excess of $200,000 per annum or (ii) involve consideration in excess of $500,000 per annum (in each case other than purchase orders or sales orders in the Ordinary Course of Business);

                           (c)      any agreement concerning a partnership,
joint venture or like arrangement or providing for payments to or by any Person based on or determined by reference to sales, purchases or profits, other than direct payments for products, involving obligations in excess of $250,000;

                           (d)      any agreement that is an indenture,
mortgage, promissory note, loan agreement, guarantee of amounts owed by others, letter of credit or other agreement or instrument of the Company or its Subsidiaries for the borrowing or lending of funds by the Company and/or its Subsidiaries or provides for the creation of any Security Interest upon any of the property or assets of the Company and/or its Subsidiaries;

                           (e)      any agreement concerning confidentiality
(other than (i) those entered into in the Ordinary Course of Business, and (ii) those entered into with potential buyers of the Company within six (6) months prior to the date of this Agreement), or any other agreement concerning noncompetition or which contains any covenant that purports to restrict the business activity of any of the Company and its Subsidiaries or limits their ability to engage in any line of business;

                           (f)      any agreement with any of the holders of the
Company Shares and their Affiliates (other than the Company and its Subsidiaries) or with any employee or director (other than employment or stock option agreements);

                           (g)      any profit sharing, stock option, stock
purchase, stock appreciation, deferred compensation or other equity-based or profit sharing plan or arrangement for the benefit of its current or former directors, officers, and employees;

                           (h)      any collective bargaining agreement;

                           (i)      any agreement for the employment of any
individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $85,000 (including commissions and bonus payments) or providing severance benefits;

                           (j)      any agreement that is a sales, marketing or
distribution agreement that is material to the Company and/or its Subsidiaries;

                           (k)      any agreement that involves consideration in
excess of $200,000 per annum and that requires the Company and/or its Subsidiaries to deal exclusively with or grant exclusive rights to any customer, vendor, supplier, distributor, contractor or other party;

                           (l)      any agreement that includes minimum purchase
conditions or requirements or other terms that restrict or limit the purchasing relationships of the Company and/or its Subsidiaries or any customer, licensee or lessee thereof;

                           (m)      any agreement that provides for "earn-outs"
or other contingent payments;

                           (n)      any agreement with any of the Significant
Shareholders or any Affiliate of the Company or its Subsidiaries (other than employment and stock option agreements and other than the Company Preferred Shares);

                           (o)      any agreement for the acquisition of the
debt or equity securities or all or substantially all of the assets of any other Person (including, without limitation, by merger or consolidation).

         The Company has delivered or made available to the Buyer a correct and complete copy of each written agreement listed in Section 4.14 of the Company Disclosure Letter, and Section 4.14 of the Company Disclosure Letter describes in reasonable detail the material terms and conditions of any oral agreement identified therein. With respect to each such agreement: (i) the agreement is legal, valid, binding, enforceable, and in full force and effect against the Company and/or its Subsidiaries, as applicable, and, to the Knowledge of the Company, the other parties thereto, and (ii) each of the Company and its Subsidiaries is not in material breach or default in any material respect under the terms of such agreements. To the Knowledge of the Company, no other party to any of such agreements is in breach or default in respect thereunder.

                  4.15     Insurance.

                           (a)      Section 4.15 of the Company Disclosure
Letter sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which any of the Company and its Subsidiaries is a party, a named insured, or otherwise the beneficiary of coverage: (i) the name of the insurer, the name of the policyholder, and the name of each covered insured; and (ii) the policy number and the period of coverage.

                           (b)      With respect to each such insurance policy:
(i) the policy is in full force and effect; and (ii) none of the Company or any of it Subsidiaries is in breach or default (including with respect to the payment of premiums or the giving of notices) in any material respect under the terms of such policy. There are no outstanding unpaid amounts relating to material claims under any such insurance policy or binder therefore. None of the Company nor its Subsidiaries has received a notice of cancellation or non-renewal of any such insurance policy or binder therefor. All premiums for each such insurance policy or binder have been paid in full. Section 4.15 of the Company Disclosure Letter sets forth a true and complete description of all outstanding bonds and other surety arrangements issued or entered into in connection with the Company's and/or its Subsidiaries' business, assets and liabilities.

                  4.16 Litigation. Section 4.16 of the Company Disclosure Letter sets forth each instance in which any of the Company and its Subsidiaries
(i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or administrative agency of any federal, state or local jurisdiction or before any arbitrator or (iii) is, to the Knowledge of the Company, threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or administrative agency of any federal, state or local jurisdiction or before any arbitrator that are material to the Company or that involves a claim or series of related claims involving more than $250,000 in the aggregate (exclusive of workers' compensation claims in the Ordinary Course of Business). None of the Company and its Subsidiaries, nor any of their assets or properties, is subject to any order, judgment, injunction, writ, indictment or information, grand jury subpoena or civil investigative demand, plea agreement, stipulation, decree or award (whether rendered by a court, commission, arbitration tribunal, or judicial, governmental or administrative department, body, agency, administrator or official, grand jury or any other forum for the resolution of grievances).

                  4.17 Employees. Section 4.17 of the Company Disclosure Letter contains a list of the names and current salary rates and bonus commitments for all employees of the Company and its Subsidiaries whose annual salaries exceed $100,000. Except as set forth in Section 4.17 of the Company Disclosure Letter, none of the Company and its Subsidiaries is a party to or bound by any collective bargaining agreement, nor, as of the date of this Agreement, has the Company and its Subsidiaries experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. No unfair labor practice proceedings are currently pending against the Company and its Subsidiaries, and each of the Company and its Subsidiaries has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, employee privacy, immigration, wages, hours, benefits, collective bargaining, plant closing, the payment of social security and similar taxes, and income tax withholding. As of the date of this Agreement, the Company has no Knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of any of the Company and its Subsidiaries. Except as set forth in Section 4.14(i) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any contract, agreement, or arrangement with any employee of the Company or any of its Subsidiaries that (i) restricts the Company's or any of its Subsidiaries' right to terminate the employment of any employee without cause or without a specified notice period or (ii) obligates the Company or any of its Subsidiaries to pay severance or other compensation to any employee of the Company or any of its Subsidiaries upon termination of such employee's employment with the Company or any of its Subsidiaries (including as a result of such employee's termination without cause or without a specified notice).

                  4.18     Employee Benefits.

                           (a)      Section 4.18 of the Company Disclosure
Letter lists each Employee Benefit Plan that any of the Company and its Subsidiaries maintains or to which any of the Company and its Subsidiaries contributes or is required to contribute, including all Employee Pension Benefit Plans and Employee Welfare Benefit Plans.

                                    (i)      Each such Employee Benefit Plan
(and each related trust, insurance contract, or fund) has been operated in accordance with its terms and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                                    (ii)     All reports and descriptions
(including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) required to have been filed or distributed in respect of the three (3) prior plan years as to each such Employee Benefit Plan have been filed or distributed appropriately.

                                    (iii)    All contributions (including all
employer contributions and employee salary reduction contributions) which are due have been paid by the time required by ERISA, the Code, and other applicable laws to each such Employee Benefit Plan which is an Employee Pension Benefit Plan.

                                    (iv)     For each such Employee Benefit Plan
which is an Employee Pension Benefit Plan and is intended to be a "qualified plan" under Code Section 401(a), the Company has either (A) received a favorable determination letter (a "GUST Determination Letter") from the Internal Revenue Service that takes into account any change required to be made to such Employee Pension Benefit Plan in order to comply with the requirements of Code Section 401(a), as amended by the Retirement Protection Act of 1994, enacted as part of the Uruguay Round Agreements Act, the Uniform Services Employment and Reemployment Rights Act of 1994, Small Business Job Protection Act of 1996, Taxpayer Relief Act of 1997, Transportation Revenue Act of 1998, Internal Revenue Service Restructuring and Reform Act of 1998, and Community Renewal Tax Relief Act of 2000 (collectively referred to as "GUST"), (B) timely filed an application for determination with the IRS requesting a determination that such Employee Pension Benefit Plan meets the requirements of Code Section 401(a), as amended by GUST, and that an any trust established in connection with the Employee Pension Benefit Plan is exempt from federal income taxation of Code
Section 501(a) (hereinafter referred to as a "GUST Application for Determination"), or (C) where there is no GUST Determination Letter or GUST Application for Determination, the Employee Pension Benefit Plan is a prototype plan on which the Company may rely upon the prototype sponsor's current and effective opinion letter from the Internal Revenue Service. The

Company has provided the Buyer with a true and complete copy of each GUST Determination Letter or GUST Application for Determination received or filed by Company with respect to each such Employee Pension Benefit Plan, or in the case of a prototype document (as referenced above) the sponsor's opinion letter from the Internal Revenue Service.

                                    (v)      The Company has delivered or made
available to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the three (3) most recently filed Form 5500 Annual Reports, all related trust agreements, insurance contracts, and other funding agreements and third party administrative agreements which implement each such Employee Benefit Plan.

                           (b)      There have been no Prohibited Transactions
with respect to any Employee Benefit Plan maintained by the Company or its Subsidiaries. To the Knowledge of the Company, no Fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Company, threatened, which could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

                           (c)      None of the Company and its Subsidiaries has
incurred, and none of the Company and its Subsidiaries have any reason to expect that any of the Company and its Subsidiaries will incur, any liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability). No Employee Benefit Plan that covers or has covered employees of the Company or its Subsidiaries which is an Employee Pension Benefit Plan is or was a Multiemployer Plan or plan subject to Code
Section 412 or Section 302 or Title IV of ERISA.

                           (d)      None of the Company and its Subsidiaries
maintains or contributes to, or within the preceding five (5) years has contributed to or been required to contribute to, any Employee Welfare Benefit Plan providing medical, health, or life insurance for current or future retired or terminated employees, their spouses, or their dependents subsequent to termination (other than in accordance with Part 6 of Subtitle B of Title 1 of ERISA and Code Sec. 4980B or applicable state insurance laws).

                  4.19 Guaranties. None of the Company and its Subsidiaries is a guarantor for any liability or obligation (including indebtedness) of any other Person, other than as they relate solely to intercompany guarantees.

                  4.20 Environment, Health and Safety. Except as set forth in Section 4.20 of the Company Disclosure Letter:

                           (a)      The Company and each of its Subsidiaries has
been in material compliance and has complied in all material respects with all Environmental Laws, and no unresolved action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of the Company and its Subsidiaries alleging any failure so to comply. The Company and each of its Subsidiaries has obtained and been in compliance in all material respects with all of the terms and conditions of all material permits and licenses which are required under any applicable Environmental Laws.

                           (b)      To the Knowledge of the Company, none of the
Company and its Subsidiaries has any material liability to third parties under any applicable Environmental Laws for damage to any site, location, or body of water (surface or subsurface) as a result of the release of any hazardous substance, material or waste to the environment.

                           (c)      Neither the Company nor any of its
Subsidiaries has caused any release of a hazardous material, substance or waste to the environment at any facility now operated by the Company or any of its Subsidiaries (or any predecessor for which they may be responsible) or, to the Knowledge of the Company, at any facility formerly owned or operated by the Company, in each case that could give rise to material liability under any Environmental Law. No waste has been disposed of by the Company or any of its Subsidiaries at any site or location that could give rise to material liability under any Environmental Law. All Phase One and Phase Two environmental assessments and all environmental compliance audits of facilities now or formerly owned or operated by the Company or any of its Subsidiaries, which have been completed since April 7, 1998, have been provided to Buyer.

                  4.21 Certain Business Relationships with the Company and its Subsidiaries. Except as set forth in Section 4.21 of the Company Disclosure Letter, none of the Significant Shareholders and/or their Affiliates, and no director, officer or Affiliate of the Company and/or its Subsidiaries, has, or since January 1, 1999 has had, any interest in any material asset, tangible or intangible, used in the business of any of the Company and its Subsidiaries or any interest in any business arrangement or relationship with any of the Company and its Subsidiaries (other than, in the case of a Person who is a director or officer of the Company and/or its Subsidiaries, such Person's status as such with the Company and/or its Subsidiaries). None of the Significant Shareholders and/or their Affiliates, and no director, officer or Affiliate of the Company and/or its Subsidiaries, owns, or since January 1, 1999 has owned, an equity interest or any other financial or profit interest in a Person that has (a) had business dealings or a financial interest in any transaction with any of the Company and its Subsidiaries or (b) engaged in competition with any of the Company and its Subsidiaries with respect to any products or services of any of the Company and its Subsidiaries, except, in each such case, for the ownership by any such Person of less than 5% of the outstanding stock of any publicly traded corporation.

                  4.22 Required Shareholder Vote. The affirmative vote of the holders of (a) a majority of the outstanding shares of the Company Common Shares, the Company Junior Preferred Shares and the Company Senior Preferred Shares, voting together as a class (with each of the Holders of the Company Junior Preferred Shares and the Company Senior Preferred Shares entitled to one-half of one vote for each share then held), (b) a majority of the outstanding shares of the Company Common Shares, voting together as a separate class, and (c) a majority of the outstanding shares of the Company Junior Preferred Shares and the Company Senior Preferred Shares, voting together as a separate class (collectively, the "Required Shareholder Vote"), are the only votes of the holders of any class or series of Company capital stock necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby. As of the date of this Agreement, each of Holding and Helen Hudson Lovaas has agreed to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby, and to vote all shares of the capital stock of the Company held by each of them in favor thereof, and have also agreed to validly and irrevocably waive any statutory dissenters' or appraisal rights related thereto.

                  4.23 Company Board Approval. The Board of Directors of the Company, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby and (iii) declared the advisability of this Agreement, the Merger and the other transactions contemplated hereby, and, further, (iv) recommended that the shareholders of the Company approve and adopt this Agreement, the Merger and the other transactions contemplated hereby and that this Agreement be submitted for consideration by the Company's shareholders.

                  4.24 Suppliers. Section 4.24 of the Company Disclosure Letter sets forth a correct list of the top ten (10) suppliers to the Company and its Subsidiaries, taken as a whole, ranked by the dollar amount of total sales of products or services to the Company and its Subsidiaries, taken as a whole, during the year ended December 31, 2003, together with the aggregate amount of the purchases made from each such supplier since January 1, 2004. From December 31, 2003 to the date of this Agreement, no supplier listed on Section
4.24 of the Company Disclosure Letter has notified the Company and/or its Subsidiaries that it will stop or decrease the rate of supplying materials, products or services to the Company or any of its Subsidiaries.

                  4.25     Powers of Attorney. Except as set forth in Section
4.25 of the Company Disclosure Letter, there are no outstanding powers of attorney executed on behalf of the Company or any of its Subsidiaries.

                  4.26 Controls and Procedures. The Company maintains a system of internal accounting controls that management reasonably believes is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Chief Executive Officer and Chief Financial Officer of the Company have, on a voluntary basis as a result of the Company's status as a "faux filer" under the Securities Exchange Act of 1934, made all certifications required by the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the Securities and Exchange Commission pursuant thereto. The Company maintains "disclosure controls and procedures" (as defined in Rule 13a-14(c) under the Securities Exchange Act of 1934).

         5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

                  5.1 General. Each of the Parties will use his or its commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction or waiver of the closing conditions set forth in Section 7 below).

                  5.2      Notices and Consents. Subject to the provisions of
Section 5.9, the Company will, and will cause each of its Subsidiaries to, give any notices to third parties and use its commercially reasonable efforts to obtain any third-party consents and/or estoppel certificates that are listed on
Schedule 5.2; provided, however, that Company shall not be required to make any payments to such third parties in order to obtain any such consents. Subject to the provisions of Section 5.9, each of the Parties will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3.1(b) and Section 3.2(b) above. Without limiting the generality of the foregoing, each of the Parties will file any Notification and Report Forms and related material that he or it may be required to file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "DOJ") under the HSR Act (including, without limitation, using their commercially reasonable efforts to file their initial Notification and Report Forms, with all required exhibits and schedules thereto, no later than five (5) business days after the date of this Agreement), will make, promptly, any other filings that are required by any other government or governmental authority under any other Antitrust Laws (including, if necessary, with the European Competition Commission and the applicable regulatory agencies and authorities of the governments of Germany and Brazil), and will make any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith.

                  5.3      Operation of Business. Except as set forth in this
Section 5.3, the Company will not, and will not cause or permit any of its Subsidiaries to, engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Company will not, and will not cause or permit any of its Subsidiaries to, (a) except as set forth in Schedule 5.3, declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, other than redemptions, purchases or acquisitions from employees, officers, directors or consultants to the Company pursuant to the terms of employee benefit plans of the Company existing as of the date of this Agreement,
(b) make any capital expenditure (or series of related capital expenditures) not included in the Company's 2004 budget for capital expenditures (a copy of which has been provided previously to the Buyer) or involving more than $200,000 individually or $500,000 in the aggregate, (c) amend or modify, or agree to amend or modify, or waive compliance by any shareholder of the Company with, any provision of the Voting Agreement providing for the waiver of any shareholder's statutory dissenters' or appraisal rights, or (d) otherwise engage in any practice, take any action, or enter into any transaction described in Section
4.8 above (other than amending or modifying any existing or entering into any new (i) GPO, IDN or other agreements related to the sales, marketing or distribution of Company products in the Ordinary Course of Business, (ii) agreements related to the purchase of supplies and inventory in the Ordinary Course of Business), or (iii) agreements with certain officers and employees of the Company that provide for retention payments to such individuals in an aggregate amount not to exceed $750,000 (inclusive of any amounts subject to similar agreements previously entered into by and between the Company and such class of individuals between December 31, 2003 and the date of this Agreement).

                  5.4 Preservation of Business. The Company will, and the Company will cause each of its Subsidiaries to, use its commercially reasonable efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers and employees in the Ordinary Course of Business.

                  5.5 Access. The Company will permit, and will cause each of its Subsidiaries to permit, representatives of the Buyer to have (subject to the terms of any applicable leases and subleases) access, upon reasonable request and during normal business hours, throughout the period prior to Closing, to all premises, properties, personnel, independent accountants, attorneys, books, records (including Tax records), contracts, and documents of or pertaining to each of the Company and its Subsidiaries. Without limiting the generality of the preceding sentence, the Company will use its commercially reasonable efforts (without expense to the Company) to cause its independent accountants to provide the Buyer and its independent accountants such access to its workpapers and other financial information as the Buyer and its independent accountants may reasonably request in connection with a review of the Financial Statements.

                  5.6 Exclusivity. The Company will not (and the Significant Shareholders will not cause or permit any of the Company and its Subsidiaries and/or their respective directors, officers, employees, shareholders, agents or representatives to), and the Significant Shareholders will not (and will not cause or permit their respective directors, officers, employees, partners, shareholders, agents or representatives to) (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of, any of the Company and its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange) or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. None of the Significant Shareholders will vote their Company Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange. The Company and the Significant Shareholders will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

                  5.7 Employee Benefits. Except as provided in this Section 5.7, the Company shall, and shall cause its Subsidiaries to, continue and maintain all of their Employee Benefit Plans through the Closing, and shall notify the Buyer in writing and in advance if any Employee Benefit Plan or any insurance contract or other agreement relating to any such Employee Benefit Plan is or is scheduled or proposed to be renewed, terminated or materially modified. No such renewal, termination or material modification shall be made prior to Closing without the prior written consent of the Buyer, which consent shall not be unreasonably withheld or delayed; provided, that Buyer shall not be obligated to approve any renewal, termination or modification that would materially increase the benefits to be provided with respect to any employee.

                  5.8      Approval of Merger and Optional Redemption.

                           (a)      By executing this Agreement, Holding
covenants and agrees that it will, subject to the approval of its shareholders, consent that the Company enter into this Agreement and consummate the Merger and other transactions contemplated by this Agreement in accordance with the terms and conditions of this Agreement. Prior to the Closing, Holding will solicit the approval of its shareholders, and subject to the approval of its shareholders, Holding will execute a written consent in accordance with the CGCL and the foregoing sentence. The Company and the Significant Shareholders will take such action as is necessary under the CGCL to notify the other holders of Company Shares of such consent and, if necessary, to duly call, convene and hold a meeting of the holders of the Company Shares after the date of this Agreement for the purpose of voting upon this Agreement and the Merger. The Company's Board of Directors shall recommend approval and adoption of this Agreement by the holders of the Company Shares and shall not withdraw, modify or materially qualify in any manner adverse to Buyer such recommendation. The Company's Board shall take all lawful action to solicit the approval of the holders of the Company

Shares. To the extent required by the CGCL, the Company shall promptly prepare and deliver to the holders of the Company Shares an information statement relating to the transactions contemplated by this Agreement.

                           (b)      At any meeting of the shareholders of the
Company, and at every adjournment thereof, and on every action or approval by written consent of the shareholders of the Company, Holding shall vote or cause to be voted its Company Shares and any additional Company Shares acquired by such Significant Shareholder (i) in favor of (A) approval of this Agreement and the Merger and (B) any matter that could reasonably be expected to facilitate the Merger and (ii) against any matter that could reasonably be expected to hinder, impede or delay the consummation of the Merger.

                           (c)      Each Significant Shareholder agrees not (i)
to sell, transfer, pledge, encumber, assign or otherwise dispose of (collectively, "Transfer"), or enter into any contract, option or other arrangement or understanding with respect to the Transfer by such Significant Shareholder of, any of its Company Shares or Warrants or offer any interest in any thereof to any Person other than pursuant to the terms of the Merger or (ii) to enter into any voting arrangement or understanding (other than the Voting Agreement), whether by proxy, power of attorney, voting agreement, voting trust or otherwise with respect to the Company Shares and agrees not to commit or agree to take any of the foregoing actions.

                           (d)      Holding hereby waives any applicable
appraisal rights under the CGCL.

                           (e)      Each of the Significant Shareholders hereby
waives any and all notices that may be required from the Company, with respect to the optional redemption of the Company Preferred Shares, pursuant to Section
(e)(iii)(B) of the Certificate of Determination of Preferences of the Company Senior Preferred Shares filed with the State of California Office of the Secretary of State on the 24th day of April 1998, as amended, and pursuant to Section (f)(iii)(B) of the Certificate of Determination of Preferences of the Company Junior Preferred Shares filed with the State of California Office of the Secretary of State on the 2nd day of August 2001.

                  5.9      Antitrust.

                           (a)      Notwithstanding anything contained in
Section 5.1 or Section 5.2 of this Agreement to the contrary, the Buyer and the Company each agree to use their commercially reasonable good faith efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or required by (i) the FTC or the DOJ pursuant to the HSR Act, and (ii) any other government or governmental authority pursuant to any other Antitrust Laws, in connection with the transactions contemplated by this Agreement. The foregoing notwithstanding, Buyer shall not be required to divest or hold separate any assets except that Buyer agrees, if required by the FTC or the DOJ pursuant to HSR Act, or by any other government or governmental authority pursuant to any other Antitrust Laws, to divest or hold separate any product line or line of business, and the assets used in connection therewith, of the Company and its Subsidiaries or Buyer and its Subsidiaries, that generated less than $3.0 million in annual revenue in 2003. In the event multiple product lines or lines of business are required to be divested or held separate, this $3.0 million limit applies to each of these product lines or lines of business; provided, that the combined annual revenue in 2003 of all product lines or lines of business that Buyer agrees to divest or hold separate may not exceed $5.5 million.

                           (b)      Each party hereto shall promptly inform the
other of any material communication from the FTC, the DOJ or any other government or governmental authority regarding any of the transactions contemplated hereby.

                           (c)      If either the Buyer or the Company or any of
their respective Affiliates receives a request for additional information or documentary material from the FTC, the DOJ or any other government or governmental authority with respect to the transactions contemplated by this Agreement, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response.

                  5.10 Subsequent Events Disclosure; Physical Inventory. The Company will provide prompt written notice to Buyer of any Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, that occurs subsequent to the date of this Agreement. The Company will, at the request of Buyer, conduct a physical inventory as of either May 31, 2004, June 1, 2004, June 2, 2004, June 30, 2004, July 1, 2004 or July 2, 2004 (at the Company's election), and Buyer and its representatives shall be permitted to observe the taking of such physical inventory.

                  5.11 CenterPoint. In no event shall Buyer, Merger Sub or any of their respective Affiliates, advisors or representatives at any time prior to the Closing contact CenterPoint Trust Properties regarding any matters relating to the Company's Arlington Heights, Illinois facilities without the express prior consent of the Shareholders' Representative, which may be withheld in its sole and absolute discretion.

                  5.12 Removal of Certain Security Interests. The Company will use its commercially reasonable efforts to remove, prior to the Closing Date, the Security Interests listed under the headings "Trademarks" and "Patents" on Section 4.5 of the Company Disclosure Letter, and shall provide Buyer with any documentation that it obtains prior to the Closing Date that evidences the removal of such Security Interests.

                  5.13 Environmental Insurance. The Company will exercise commercially reasonable efforts to obtain, prior to Closing, environmental insurance (the "Environmental Insurance") with respect to the release of any hazardous substance, material or waste into the environment prior to the Closing Date which requires remediation under Environmental Laws at either the Temecula facility (including the area currently used on the formerly owned adjacent parcel for hazardous substance, materials or waste accumulation) or the Arlington Heights facility and which causes the Company to incur clean-up costs (including pursuant to a voluntary cleanup program) or third party liability for clean-up costs, personal injury or property damage. The form of environmental insurance policy shall be reasonably acceptable to Buyer and issued by Steadfast Insurance Company (a member company of the Zurich-American Insurance Group) or other insurance carrier reasonably acceptable to Buyer. To the extent not paid prior to Closing, the premium for the Environmental Insurance shall be treated as a Company and Shareholder Transaction Expense. The Environmental Insurance shall have a term of five (5) years, coverage limit of no less than $5,000,000, and a deductible not to exceed $100,000. Buyer shall be permitted to increase the coverage limit of the Environmental Insurance by contributing the additional premium cost attributable to such increase in coverage limit. The failure to obtain the Environmental Insurance prior to the Closing shall not be deemed to be a default under or breach of this Agreement.

                  5.14     Environmental Covenants.

                           (a)      The Company shall retain the services of a
certified asbestos consultant, which consultant shall be subject to the reasonable approval of Buyer. The certified asbestos consultant shall perform a survey of known and suspect asbestos containing materials at the Company's Temecula, Arlington Heights and Elk Grove facilities, which surveys shall include testing of suspect materials to confirm the presence or absence of asbestos, provided that testing shall not impair the integrity of the area being tested. The cost of the surveys and testing shall be paid by Buyer. The Company shall use the surveys and test results to prepare new or updated, as applicable, operations and maintenance plans for asbestos containing materials for each of the three facilities and otherwise use commercially reasonable efforts to comply with the requirements of 29 CFR 1910.1001 or the corresponding state statute contained in an applicable OSHA authorized state plan. The Company shall, as appropriate, take responsive action (encapsulate, enclose, remove or repair) for damaged asbestos containing materials that are friable and could reasonably release asbestos fibers in the workplace, as reasonably determined by the certified asbestos consultant. If the survey of the Temecula facility determines that a portion of the asbestos containing roofing material at the Temecula facility is not covered with polyurethane foam or an elastomeric coating, to the extent described in the representation contained in Section 4.11(c) above, then the Company shall cause such asbestos containing roofing material to be covered as described in such representation.

                           (b)      The Company will apply for and use
commercially reasonably efforts to obtain a conditional exclusion from storm water permitting based on "no exposure" of industrial activities to storm water, or in the alternative, obtain coverage under the Illinois General Industrial Storm Water Permit for the facility located at 900 University Drive, Arlington Heights, Illinois.

                           (c)      The Company will sample, test and, to the
extent that the soil contains contaminants above naturally occurring background levels for soil, arrange for proper disposal or reuse of the stockpiled soil present at the facility located at 900 University Drive, Arlington Heights, Illinois.

                           (d)      The Company will apply for and use
commercially reasonable efforts to obtain an operating permit and a sanitary sewer discharge permit for the facility located at Segambut, Kuala Lumpur, Malaysia.

                           (e)      The Company will submit a SARA Tier I and
Tier II report, and any past or present Tier I and/or Tier II SARA Form R reports that may be required by SARA and the United States Environmental Protection Agency, for materials stored, processed or otherwise used at the Arlington Heights facility.

                  5.15 Pre-Closing Environmental Testing. Buyer agrees not to make or direct any intrusive environmental testing or soil or groundwater sampling at any Owned Real Property or any Leased Real Property prior to the Closing.

                  5.16 Buyer's Environmental Reports. Promptly after Buyer's receipt thereof, Buyer shall deliver to the Company copies of all environmental reports prepared for Buyer with respect to the Owned Real Property or the Leased Real Property, as listed in Section 4.20 of the Company Disclosure Letter.

         6. Additional Covenants. The Parties agree as follows with respect to the period following the Closing.

                  6.1 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless such action is required by the terms of this Agreement or the requesting Party is entitled to indemnification therefore under Section 8 below). The Significant Shareholders acknowledge and agree that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to any of the Company and its Subsidiaries. Notwithstanding the foregoing, Buyer shall make available to the Significant Shareholders as reasonably requested by the Significant Shareholders, its agents and representatives, any taxing authority, or any governmental authority, all information, records and documents relating to any of the Company and its Subsidiaries and employees of any of the Company and its Subsidiaries for periods prior to Closing and shall preserve such information, records and documents until the later of (a) six (6) years after the Closing, or (b) the required retention period for all government contract information, records or documents.

                  6.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of the Company and its Subsidiaries, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

                  6.3 Non-Disparagement. None of the Significant Shareholders will disparage, and none of the Significant Shareholders will cause any of their respective officers, directors, employees, partners, shareholders, agents or representatives to disparage, any of the Company and its Subsidiaries in any way that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of the Company and its Subsidiaries from maintaining the same business relationships with the Company and its Subsidiaries after the Closing as it maintained with the Company and its Subsidiaries prior to the Closing. Each of the Significant Shareholders will refer all customer inquiries relating to the businesses of the Company and its Subsidiaries to the Buyer from and after the Closing.

                  6.4      Certain Tax Matters.

                           (a)      The Shareholders' Representative shall have
the right to prepare, or cause to be prepared, all federal, state and local Tax Returns of the Company and its Subsidiaries to be filed after the Closing Date which relate to a taxable period ending on or before the Closing Date, including any short taxable period (and the personnel of the Company and its Subsidiaries shall cooperate reasonably with the Shareholders' Representative in connection therewith and shall provide, at no expense to the Shareholders' Representative, such accounting and tax schedules and other information as is reasonably requested by the accountants who shall prepare such Tax Returns); provided, however, (i) Shareholders' Representative shall bear all reasonable third party costs of preparing and filing such Tax Returns, (ii) the Shareholders' Representative shall deliver to Buyer for its review, comment and approval (which approval will not be unreasonably withheld or delayed) a copy of the proposed Tax Returns no later than forty-five
(45) days prior to the filing date of each such Tax Return (including extensions thereof), and (iii) the Shareholders' Representative shall confirm in writing that the proposed Tax Return has been prepared in a manner that is consistent with the past Tax practices and consistent with the past Tax Returns of the Company and its Subsidiaries. The Company and its Subsidiaries shall file all such Tax Returns and shall pay the amount of any Taxes shown due thereon to the appropriate Tax authorities.

                           (b)      The Buyer shall prepare, or cause to be
prepared, and shall file, or cause to be filed, all Tax Returns of the Company and its Subsidiaries other than the Tax Returns which the Shareholders' Representative shall prepare, or cause to be prepared, pursuant to Section 6.4(a), but if any such Tax Return relates to any period beginning before the Closing Date, (i) the Buyer shall deliver to the Shareholders' Representative for his or her review, comment and approval (which approval will not be unreasonably withheld or delayed) a copy of the proposed Tax Return no later than forty-five (45) days prior to the filing date of such Tax Return (including extensions thereof) and (ii) the Buyer shall confirm in writing that the proposed Tax Return has been prepared in a manner that is consistent with the past Tax practices and consistent with the past Tax Returns of the Company and its Subsidiaries.

                           (c)      The Shareholders' Representative shall have
the right, at the expense of the parties to the Contribution Agreement (i) to control, in whole or in part, any Tax audit or contest, (ii) to resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment, (iii) to consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, (iv) to initiate any claim for refund, and (v) to amend any Tax Return (each, a "Tax Matter"), in each case solely to the extent relating to all Taxes attributable to taxable periods of the Company and its Subsidiaries covered by the representations under
Section 4.10 above and, if the Shareholder's Representative, on behalf of the parties to the Contribution Agreement, is obligated to indemnify Buyer against Taxes payable in connection with such Tax Matter under this Agreement, the Shareholders' Representative has acknowledged in writing such obligation. If the Buyer is not entitled to control the Tax Matter under the foregoing provisions, the Shareholders' Representative will provide, or cause to be provided, to the Buyer copies of all correspondence received from or delivered to the taxing authority in connection with such Tax Matter.

                           (d)      If the Shareholders' Representative does not
elect to control a Tax Matter under Section 6.4(c) or otherwise does not control a Tax Matter which relates in whole or in part to taxable periods of the Company and its Subsidiaries covered by the representations under Section 4.10 hereof,
(i) the Buyer will use good faith efforts for the benefit of the Company and its Subsidiaries and the Significant Shareholders in the defense or assertion of such Tax Matter, (ii) the Buyer will provide, or cause to be provided, to the Shareholders' Representative, copies of all correspondence received from or delivered to the taxing authority in connection with any such Tax Matter, (iii) the Buyer, the Company and its Subsidiaries shall allow the Shareholders' Representative to participate in such Tax Matter at the expense of the Shareholders' Representative, and (iv) the Buyer, the Company and its Subsidiaries shall not settle such Tax Matter without the consent of the Shareholders' Representative, which consent will not be unreasonably withheld or delayed.

                           (e)      Any Tax refunds received by the Company and
its Subsidiaries relating to a period or partial period ending on or before the Closing Date shall be paid to the Shareholders' Representative for the benefit of the holders of the Company Shares, the Company Options and the Warrants, except to the extent (i) any such amount is reflected as a receivable or other asset on the Final Closing Date Balance Sheet and taken into account in determining the Final Closing Date Net Working Capital Amount or (ii) such Tax refund results from the carryback of a net operating loss or other tax attribute arising in a taxable period or portion of period beginning after the Closing Date. The amount of the refund will be reduced by any current or future Taxes required to be paid by the Company or its Subsidiaries as a result of the Tax refund or the adjustments giving rise to the Tax refund.

                           (f)      The Shareholders' Representative and the
Buyer shall (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, audit or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes or as may be reasonably requested with respect to the purchase of insurance or similar coverage for liabilities related to Taxes, (ii) each retain and provide the other with any records or other information which may be relevant to such Tax Return, audit or examination, proceeding determination, or insurance purchase and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period. Without limiting the generality of the foregoing, the Buyer shall retain, and shall cause the Company to retain, and the Shareholders' Representative shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information which may be relevant to such Tax Returns for all tax periods or portions thereof ending before or including the Closing Date; each shall allow reasonable access to such Tax Returns, schedules and records to the other party; and each shall not destroy or otherwise dispose of any such Tax Returns, schedules, and records without first providing the other party with a reasonable opportunity to review and copy the same.

                           (g)      Buyer understands and agrees that no
election will be made by Company and Buyer under Sections 338(g) and 338(h)(10) of the Code and any corresponding or similar elections under state, local or foreign tax law with respect to the purchase and sale of the Company Shares hereunder.

                           (h)      Notwithstanding anything in this Section 6
of the Agreement to the contrary, neither the Company nor any of its Subsidiaries will be entitled to settle, concede or compromise, either administratively or after the commencement of litigation, any Tax Matter or file any amended Tax Return or claim for Tax refund, which would adversely affect the liability for Taxes of Buyer, the Company or Subsidiary or any Affiliate thereof for any taxable period or portion thereof beginning after the Closing Date (including the imposition of income Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards) without the prior written consent of Buyer. Such consent will not be unreasonably withheld or delayed.

                           (i)      Buyer and the Shareholders' Representative
and their respective Affiliates will, if necessary and to the extent permitted by applicable Law, cause elections to be filed with the relevant taxing authorities to treat the taxable years of each Company and Subsidiary as terminated on the Closing Date. Nevertheless, whenever it is necessary under this Agreement to determine the liability for Taxes of any Company or Subsidiary for a taxable period that begins before and ends after the Closing Date (a "Straddle Period"), the determination of such Taxes for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date will be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date; provided, however, that real and personal property Taxes and similar Taxes, exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, will be apportioned between such two taxable years or periods on a daily basis. As the Parties have agreed that the Estimated Closing Date Balance Sheet and the Final Closing Date Balance Sheet are to be prepared as of the opening of business on the Closing Date, resulting in the business operations of the Company and its Subsidiaries on the Closing Date (determined without regard to items related to the transactions contemplated by this Agreement) being for the benefit of Buyer, the Parties agree that such business operations will be taken into account by the Company and its Subsidiaries for tax purposes as if such operations occur after the Closing Date.

                           (j)      Neither the Company nor its Subsidiaries
shall (and the Significant Shareholders shall not cause or permit the Company or its Subsidiaries to), at any time on or after the date hereof, take any action, including the filing of any Tax Return or taking of any Tax position, that would reduce or have the effect of reducing the amount of the federal net operating losses (and any other federal tax deduction and any federal tax credit (equated to its value as a deduction)) of the Company and its Subsidiaries that will carry over and be available to the Company and its Subsidiaries for taxable periods after the Closing Date, below $124,450,000 (subject to reduction as provided in the Escrow Agreement), or that would otherwise limit or adversely affect the use by the Company and/or its Subsidiaries of such net operating losses under Section 382 of the Code (other than the consummation of the transactions provided for hereunder).

                           (k)      The Buyer agrees that any and all payments
to be made by the Company and its Subsidiaries with respect to each Company Option, any and all payments made to French pursuant to the terms of the French Employment Agreement, any and all payments with respect to any Indebtedness to be repaid as contemplated by Section 2.7, and any writeoff of unamortized expenses in connection with any such Indebtedness, shall, in each case to the extent deductible or amortizable by the Company and its Subsidiaries, be taken into account as tax deductions that carryover and are available to the Company and its Subsidiaries for taxable periods after the Closing Date for purposes of
Section 6.4(j) and Section 8.5(c) of this Agreement, whether or not such payments and writeoffs are actually included as deductions by the Company and its Subsidiaries in the taxable periods ending on or before the Closing Date.

                  6.5      Employee Matters.

                           (a)      It is agreed that this Agreement and the
consummation of the transactions contemplated herein shall not result in an "employment loss" that might trigger obligations under the Worker Adjustment and Retraining Notification ("WARN") Act, 29 U.S.C. Section 2101 et seq., or under any similar provisions of any federal, state, regional, or local law, rule, or regulation (referred to collectively as "WARN obligations"). To the extent that any WARN obligations might arise as a consequence of this agreement or the transactions contemplated herein, it is agreed that the Company and its Subsidiaries shall be responsible for any WARN obligations arising as a result of any employment losses occurring prior to the Closing Date and shall indemnify and defend Buyer against any claims arising out of any employment losses occurring prior to the Closing Date, and Buyer shall be responsible for any WARN obligations arising as a result of any employment losses occurring upon or after the Closing Date and shall indemnify and defend the Company and its Subsidiaries, the Significant Shareholders, the holders of the Company Shares, the Company Options and the Warrants against any claims arising out of any employment losses occurring upon or after the Closing Date. Furthermore, for the first ninety (90) days following the Closing Date, Buyer shall not engage in any mass layoff, plant closing, or other action that might trigger WARN obligations of the Company or its Subsidiaries.

                           (b)      From and after the Closing Date, Buyer and
the Company and its Subsidiaries, and not any of the shareholders, officers and directors of the Company immediately prior to the Effective Time or their Affiliates, shall provide any continuation group health plan continuation coverage required to be provided under Sections 601 through 609 of ERISA to M&A Qualified Beneficiaries (as defined by Treasury Regulation Section 54.4980B-9, Q&A-4) in respect of the transactions contemplated by this Agreement. The Buyer shall indemnify and hold the shareholders, officers and directors of the Company immediately prior to the Closing Date and their Affiliates harmless from any liability such shareholders, officers and directors or Affiliates may incur at any time after the Effective Time under the provisions of Section 4890B of the Code or Sections 601 through 609 of ERISA with respect to any individual who was an employee or COBRA "qualified beneficiary" of Company or any of its Subsidiaries, except to the extent that such liability was caused by a shareholder's, officer's or director's gross negligence or willful misconduct. The Buyer further agrees to indemnify and hold the shareholders, officers and directors of the Company immediately prior to the Closing Date and their Affiliates harmless for any and all obligations, liabilities and claims related to the California Continuation Benefits Replacement Act, or "Cal-COBRA," California Health & Safety Code Section 1366.20, et seq. and California Insurance Code Section 10128.50, et seq or other applicable state law concerning continued medical benefits, except to the extent that such liability was caused by a shareholder's, officer's or director's gross negligence or willful misconduct.

                  6.6 Notice of Redemption. At the Closing, the Buyer shall cause the Surviving Corporation to issue a notice of redemption in full with respect to the Company Senior Subordinated Notes.

                  6.7 Post-Closing Environmental Testing. After the Closing, the Buyer and/or the Company may make or consent to intrusive environmental testing and soil or groundwater sampling; provided, that if such testing or sampling identifies any condition for which an indemnification claim could be made pursuant to Section 8 of this Agreement for a breach by the Company of any of its representations or warranties in Section 4.20 of this Agreement, then such condition shall not be eligible for any indemnification under Section 8; provided, however, if (i) such condition does not arise from or relate to a Potential Environmental Condition, (ii) such condition constitutes a breach of the Company's representations or warranties in Section 4.20, (iii) there is an applicable survival period and the Buyer makes a written claim for indemnification within such survival period and (iv) the testing that led to the discovery of such condition was (A) required to be performed by a governmental agency, (B) performed as part of work required to close the UST at the Arlington facility, (C) performed as part of the Phase II testing recommended in the reports prepared for Buyer and listed in Section 4.20 of the Company Disclosure Letter, (D) performed in connection with a future financing transaction or the sale of a facility, or (E) performed in connection with the

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

construction of new infrastructure, then such condition shall be eligible for indemnification pursuant to and subject to the conditions of Section 8.

         7.       Conditions to Obligation to Close.

                  7.1 Conditions to Obligation of the Buyer and Merger Sub. The obligations of the Buyer and Merger Sub to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                           (a)      the representations and warranties set forth
in Section 3.1 and Section 4 above shall be true and correct in all respects as of the Closing Date as though made as of such date (unless such representation or warranty recites that it is only made as of an earlier date, in which case it shall remain true and correct as of such earlier date), except where the failure of any representations and warranties in Section 3.1 and Section 4 to be true and correct would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole;

                           (b)      the Company and the Significant Shareholders
shall have performed and complied with all of their covenants and agreements hereunder in all material respects through the Closing;

                           (c)      the Company shall have delivered Letters of
Transmittal to all holders of the Company Shares and the Significant Shareholders shall have approved this Agreement and the Merger pursuant to
Section 5.8 above;

                           (d)      no injunction, temporary restraining order
or other order shall have been issued which prevents the consummation of the transactions contemplated by this Agreement, no government or governmental authority shall have instituted any action, suit or proceeding, and no private party shall have instituted any action, suit or proceeding which has a reasonable likelihood of success, and in each case wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of the Buyer to control the Company and its Subsidiaries, or (iv) affect materially and adversely the right of any of the Company and its Subsidiaries to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                           (e)      the Company shall have delivered to the
Buyer a certificate to the effect that each of the conditions specified above in
Section 7.1(a)-(d) is satisfied in all respects;

                           (f)      all applicable waiting periods (and any
extensions thereof) under the HSR Act and any other Antitrust Laws shall have expired or otherwise been terminated, and the Company, its Subsidiaries and the other Parties to this Agreement shall have received all other authorizations, consents and approvals of governments and governmental agencies referred to in
Section 5.2 above;

                           (g)      the Buyer shall have received from counsel
to the Company and the Shareholders' Representative one or more opinions from the law firm of Bingham McCutchen in

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

form and substance as set forth in Exhibit F attached hereto, addressed to the Buyer, and dated as of the Closing Date;

                           (h)      the Buyer shall have received (i) the
resignations, effective as of the Closing, of each director of the Company, (ii) the resignation of French as an officer of the Company and of French and Mr. Sten Gibeck as a director or officer of each Subsidiary for which he serves as a director or officer, as applicable, and (iii) Mr. Jon Ralph shall have resigned as a director of HRC Holding Inc.;

                           (i)      all Indebtedness of the Company (other than
the Company Senior Subordinated Notes) shall have been paid in full, and the Company shall have obtained payoff letters for all such Indebtedness, each in form reasonably satisfactory to the Buyer, including, in each case, UCC-3 termination statements or other provisions satisfactory to the Buyer for the termination and release of all liens and Security Interests in respect of such Indebtedness);

                           (j)      the Company shall have delivered to the
Buyer the Estimated Closing Date Net Working Capital Amount prepared in accordance with Section 2.5(a) and the certificate required by the last sentence of Section 2.5(a);

                           (k)      there shall not have occurred or be
continuing any event, fact or circumstance that constitutes a Material Adverse Effect with respect to the Company and its Subsidiaries, taken as a whole; provided, that for purposes of determining whether the closing condition stated in this Section 7.1(k) is satisfied, no effect or change with respect to the Company and/or its Subsidiaries shall be deemed to constitute a Material Adverse Effect if such effect or change results from or arises out of general industry conditions, changes in the U.S. economy, including as a result of acts of war or terrorism, changes in GAAP, changes in law or regulations or from the fact that the transactions contemplated by this Agreement have been publicly disclosed;

                           (l)      all consents, approvals and actions of,
filings with and notices to any third party required to consummate the Merger and the other transactions contemplated hereby, in each case as specifically identified on Schedule 7.1(l), shall have been obtained;

                           (m)      the Required Shareholder Vote shall have
been obtained;

                           (n)      holders of no more than 350,000 Company
Common Shares shall have exercised, or notified any party hereto of its intention to exercise, any statutory dissenters' or appraisal rights with respect to the Merger;

                           (o)      the Buyer shall have received a written
release, duly executed by the Significant Shareholders, in the form attached hereto as Exhibit G;

                           (p)      the Company and the Subsidiaries shall, on
or prior to the Closing, have entered into a non-solicitation agreement with each of the Significant Shareholders and Charles A. French, each substantially in the form attached hereto as Exhibit H, and a true, correct and complete copy thereof duly executed by the respective parties thereto shall have been delivered to the Buyer;

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

                           (q)      each of the Buyer, the Significant
Shareholders, the Merger Sub and the other parties thereto shall have executed and delivered to each other the Voting Agreement, in substantially the form attached hereto as Exhibit E (the "Voting Agreement");

                           (r)      each of the Buyer, the Shareholders'
Representative and the Escrow Agent (as defined therein) shall have executed and delivered to each other the Escrow Agreement, in substantially the form attached hereto as Exhibit I, with such changes if any as may required by the Escrow Agent (the "Escrow Agreement"), unless pursuant to the terms of the form of the Escrow Agreement, the Escrow Deposit would be delivered as directed by the Shareholders' Representative, to the account or accounts designated by the Shareholders' Representative;

                           (s)      the Company shall have obtained the
Environmental Insurance;

                           (t)      the Buyer shall have received a written
release, duly executed by French, in the form attached hereto as Exhibit L; and

                           (u)      all actions to be taken by the Company and
the Significant Shareholders in connection with consummation of the transactions contemplated hereby, and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby, will be reasonably satisfactory in form and substance to the Buyer.

         The Buyer may in its sole and absolute discretion waive any condition specified in this Section 7.1 if it executes a writing so stating at or prior to the Closing.

                  7.2 Conditions to Obligations of the Company and the Significant Shareholders. The obligations of the Company and the Significant Shareholders to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                           (a)      the representations and warranties set forth
in Section 3.2 above shall be true and correct in all respects as of the Closing Date as though made as of such date (unless such representation or warranty recites that it is only made as of an earlier date, in which case it shall remain true and correct as of such earlier date);

                           (b)      the Buyer shall have performed and complied
with all of its covenants and agreements hereunder in all material respects through the Closing;

                           (c)      no injunction, temporary restraining order
or other order shall have been issued which prevents the consummation of the transactions contemplated by this Agreement, no government or governmental authority shall have instituted any action, suit or proceeding , and no private party shall have instituted any action, suit or proceeding which has a reasonable likelihood of success, and in each case wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of the transactions contemplated by this Agreement, or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation , (iii) affect adversely the right of the Buyer to control the Company and its Subsidiaries, (iv) affect materially and adversely the right of any of the Company and its Subsidiaries to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);

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

                           (d)      the Buyer shall have delivered to the
Company a certificate to the effect that each of the conditions specified above in Section 7.2(a)-(c) is satisfied in all respects;

                           (e)      the Indebtedness of the Company, other than
the Company Senior Subordinated Notes, shall have been paid in full, and the Buyer shall have caused the Surviving Corporation to have issued a notice of redemption in full with respect to the Company's Senior Subordinated Notes;

                           (f)      all applicable waiting periods (and any
extensions thereof) under the HSR Act and any other Antitrust Laws shall have expired or otherwise been terminated, and the Company, its Subsidiaries and the other Parties to this Agreement shall have received all other authorizations, consents and approvals of governments and governmental agencies referred to in
Section 5.2 above;

                           (g)      Buyer shall have purchased from each of
Helen Hudson Lovaas, Sten Gibeck and the Shareholders' Representative their respective Warrant, in each case using and on the terms and conditions contained in the form of Warrant Purchase Agreement attached hereto as Exhibit J (the "Warrant Purchase Agreement");

                           (h)      each of the Buyer, the Shareholders'
Representative and the Escrow Agent shall have executed and delivered to each other the Escrow Agreement, and Buyer shall have delivered to the Escrow Agent the Escrow Deposit pursuant to the terms of Section 2.3(d) hereof, or, if, pursuant to the terms of the form of Escrow Agreement, the Escrow Deposit would be delivered as directed by the Shareholders' Representative, to the account or accounts designated by the Shareholders' Representative;

                           (i)      the Buyer shall have delivered to the FS
Management Company the Net Working Capital Holdback and the Shareholder Holdback pursuant to the terms of Section 2.3(c) hereof;

                           (j)      each of the Buyer, the Significant
Shareholders, the Merger Sub and the other parties thereto shall have executed and delivered to each other the Voting Agreement;

                           (k)      the Company shall have delivered to French
the French Bonus and the French Make Whole Amount pursuant to the terms of
Section 2.3(e) hereof; and

                           (l)      all actions to be taken by the Buyer in
connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Shareholders' Representative.

         The Shareholders' Representative may in its sole and absolute discretion waive any condition specified in this Section 7.2 if it executes a writing so stating at or prior to the Closing.

         8.       Remedies for Breaches of This Agreement.

                  8.1 Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder for a period of eleven (11) months after the Closing Date; provided, however, that the representations and

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

warranties set forth in Sections 3.1, 3.2, 4.1, 4.2, 4.3, 4.4, 4.5 and 4.6 and the covenants and agreements set forth in this Agreement shall survive indefinitely, without limitation; provided, further, that the representations and warranties set forth in Section 4.10 shall survive the Closing hereunder for a period of three (3) years after the Closing Date. Upon the expiration of the representations and warranties as set forth in this Section 8.1, such representations and warranties shall cease to be of any further force or effect. No such expiration shall affect the rights of a Party in respect of any claim made by such Party in a writing received by another Party prior to the expiration of any such period. This Section 8 is subject to the provisions set forth in Section 10.10 below.

                  8.2      Indemnification Provisions for Benefit of the Buyer.

                           (a)      In the event the Company breaches any of its
representations or warranties contained in Section 4 above as of the date hereof (unless such breach can be cured and is cured prior to the Closing Date), or as of the Closing Date (unless such representation or warranty recites that it is only made as of an earlier date, in which case it shall remain true and correct as of such earlier date), and, if there is an applicable survival period pursuant to Section 8.1 above, provided that the Buyer makes a written claim for indemnification against any of the Significant Shareholders in accordance with
Section 10.8 below within such survival period, then, subject to Section 6.7, the Significant Shareholders, jointly and severally, agree to indemnify the Buyer (including, after the Closing, the Surviving Corporation and each of its subsidiaries for all purposes of this Section 8) from and against any Adverse Consequences the Buyer, the Surviving Corporation or their respective subsidiaries actually suffer as a result of or arising from such breach.

                           (b)      In the event the Company or any of the
Significant Shareholders breaches any of their covenants or agreements contained herein, then the Significant Shareholders, jointly and severally, agree to indemnify the Buyer, the Surviving Corporation and their respective subsidiaries from and against any Adverse Consequences the Buyer, the Surviving Corporation or their respective subsidiaries actually suffer as a result of or arising from such breach. The Significant Shareholders further agree, jointly and severally, to indemnify Buyer (including, after the Closing, the Surviving Corporation and each of its subsidiaries for all purposes of this Section 8) from and against any Adverse Consequences that Buyer, the Surviving Corporation or their respective subsidiaries actually suffer as a result or arising out of the failure of the Shareholders' Representative or the FS Management Company to effect any distributions of funds in accordance with the provisions of this Agreement.

                           (c)      In the event any of the Significant
Shareholders breaches any of its representations or warranties in Section 3.1 above as of the Closing Date (unless such representation or warranty recites that it is only made as of an earlier date, in which case it shall remain true and correct as of such earlier date), and, if there is an applicable survival period pursuant to Section 8.1 above, provided that the Buyer makes a written claim for indemnification against the Significant Shareholder in accordance with
Section 10.8 below within such survival period, then such Significant Shareholder, severally and not jointly, agrees to indemnify the Buyer, the Surviving Corporation and their respective subsidiaries from and against any Adverse Consequences the Buyer, the Surviving Corporation or their respective subsidiaries actually suffer as a result of or arising from such breach.

                           (d)      If the Company has not completed the items
set forth in subsections (a) through (e) of Section 5.14 above prior to the Closing, then the Company shall complete such items following the Closing, and the Significant Shareholders shall reimburse the Company for the

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

cost incurred by the Company subsequent to the Closing to complete such items subsequent to the Closing. The Significant Shareholders shall indemnify the Buyer, the Surviving Corporation or any of their respective subsidiaries from and against any Adverse Consequences the Buyer, the Surviving Corporation and their respective subsidiaries actually suffer arising from the foregoing items of noncompliance or conditions, as applicable, and relating to the period of time prior to the correction of such noncompliance or condition, as applicable.

                           (e)      Notwithstanding anything to the contrary
contained in this Agreement, in the event (i) of the presence of any conditions arising from or relating to the conditions described on Schedule 8.2(e) attached hereto (the "Potential Environmental Conditions"), the Buyer's sole and exclusive remedy shall be to make a claim under the Environmental Insurance and
(ii) the Company breaches any of its representations or warranties in Section 4.20(a), Section 4.20(b) and/or the first two sentences of Section 4.20(c) above, and if there is an applicable survival period pursuant to Section 8.1 above, and the Buyer makes a claim for indemnification within such survival period, then Buyer's exclusive remedy with respect to the first $2,500,000 of Adverse Consequences, which would otherwise be recoverable by the Buyer pursuant to the provisions of this Section 8 as a result of such breach, and which is eligible for coverage under the Environmental Insurance, shall be to recover under the Environmental Insurance. If Buyer waives the condition set forth in
Section 7.1(s) requiring the delivery of Environmental Insurance, then subsection (i) above shall continue to apply and Buyer shall have no recourse under Section 8 with respect to Adverse Consequences arising from Potential Environmental Conditions; provided, however, that subsection (ii) above shall no longer apply and Buyer may, subject to the other provisions of this Section 8, recover for Adverse Consequences that arise from environmental conditions that do not constitute Potential Environmental Conditions without regard to the Environmental Insurance.

                           (f)      Notwithstanding anything to the contrary
contained in this Agreement, in the event that the Company is required to make a payment to French pursuant to the terms of Section I.6. of the French Employment Agreement, the Shareholders' Representative shall indemnify the Company with respect to the amount of such payment, but neither the Company nor Buyer may make any claim under this Agreement with respect to any inability by the Company to deduct any such payment for income tax purposes.

                  8.3      Indemnification Provisions for Benefit of the
Shareholders.

                           (a)      In the event the Buyer breaches any of its
representations or warranties contained herein as of the date hereof (unless such breach can be cured and is cured prior to the Closing Date), or as of the Closing Date (unless such representation or warranty recites that it is only made as of an earlier date, in which case it shall remain true and correct as of such earlier date), and, if there is an applicable survival period pursuant to
Section 8.1 above, provided that the Shareholders' Representative makes a written claim for indemnification against the Buyer pursuant to Section 10.8 below within such survival period, then the Buyer agrees to indemnify each of the holders of Company Shares, the Company Options and the Warrants from and against any Adverse Consequences the holders of Company Shares, the Company Options and the Warrants actually suffers as a result of or arising from such breach.

                           (b)      In the event the Buyer breaches any of its
covenants or agreements contained herein, and, if there is an applicable survival period pursuant to Section 8.1 above, provided that the Shareholders' Representative makes a written claim for indemnification against the

Buyer pursuant to Section 10.8 below within such survival period, then the Buyer agrees to indemnify each of the holders of Company Shares, the Company Options and the Warrants from and against any Adverse Consequences the holders of Company Shares, the Company Options and the Warrants actually suffers as a result of or arising from such breach.

                  8.4      Matters Involving Third Parties.

                           (a)      If any third party shall notify any Party
(the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                           (b)      Any Indemnifying Party will have the right
to defend the Indemnified Party against the Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will assume the defense of the Third Party Claim and (ii) the Third Party Claim does not seek an injunction or other equitable relief.

                           (c)      So long as the Indemnifying Party is
conducting the defense of the Third Party Claim in accordance with Section 8.4(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim,
(ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, which will not be unreasonably withheld or delayed, and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless (I) the Third Party Claim seeks only monetary damages and
(II) the Indemnified Party is completely released from liability with respect to such Third Party Claim.

                           (d)      In the event any of the conditions in
Section 8.4(b) above is or becomes unsatisfied, however, (i) the Indemnified Party will be entitled to defend against the Third Party Claim, and will not consent to the entry of any judgment or enter into any settlement without the consent of the Indemnifying Party, which will not be unreasonably withheld or delayed, (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (iii) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the extent provided in this
Section 8.

                  8.5 Limitations. The liability of the Significant Shareholders for claims under this Agreement shall be limited by the following:

                           (a)      No Adverse Consequences shall be recoverable
by the Buyer, the Surviving Corporation or their respective subsidiaries pursuant to the provisions of this Section 8 unless and until, and then only to the extent that, the amount of all such Adverse Consequences equals or exceeds two million five hundred thousand dollars ($2,500,000) (the "Indemnity


Deductible") in the aggregate, in which case the Buyer, the Surviving
Corporation or their respective subsidiaries shall be entitled to indemnification only for the amount of such excess; provided, however, that no individual matter that involves Adverse Consequences of less than $25,000 shall be the subject of an indemnity claim or count against the Indemnity Deductible
(provided, that if the claim is $25,000 or more, the entire amount may be the subject of an indemnity claim and count against the Indemnity Deductible);

provided, further, that the foregoing limitations in Section 8.5(a) shall not apply to Adverse Consequences (i) in respect of the breach by the Company or any Significant Shareholder of any of the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6 and/or 4.10, (ii) resulting from or arising out of fraud or intentional misrepresentation by the Company or any Significant Shareholder, (iii) in respect of claims made pursuant to Sections
8.2(b), 8.2(c) or 8.2(d), or (iv) in respect of any payments that are required to be made by the Company to French pursuant to the terms of Section I.6. of the French Employment Agreement.

                           (b)      The aggregate amount of Adverse Consequences
recoverable by the Buyer, the Surviving Corporation or their respective subsidiaries pursuant to the provisions of this Section 8 shall be limited to Adverse Consequences not exceeding an indemnity cap (the "Indemnity Cap") of (i) sixty million dollars ($60,000,000); provided, that (i) commencing with the day following the eleventh (11th) month anniversary of the Closing Date, the Indemnity Cap shall be reduced to fifty million dollars ($50,000,000) and (ii) in the event that the Escrow Deposit is distributed to Buyer then, commencing with the later of (x) the eleventh (11th) month anniversary of the Closing Date, and (y) the time of such distribution to Buyer, the Indemnity Amount shall be further reduced to twenty-five million dollars ($25,000,000). Notwithstanding the foregoing, in no event shall the reductions in the Indemnity Cap pursuant to
(i) and (ii) reduce the amount of recovery to which Buyer, the Surviving
Corporation or their respective subsidiaries is entitled with respect to any claim for Adverse Consequences made or pending prior to date of the reduction in the Indemnity Cap pursuant to (i) and (ii);

provided, further, however, that the foregoing limitations in Sections 8.5(b) above shall not apply to Adverse Consequences (i) in respect of the breach by the Company or any Significant Shareholder of any of the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.5 and/or 4.6, (ii) resulting from or arising out of fraud or intentional misrepresentation by the Company or any Significant Shareholder or (iii) in respect of claims made pursuant to Section 8.2(b) or 8.2(c). For clarity, the distribution of the Escrow Amount to Buyer shall not, except as provided in this Section 8.5(b), reduce the Indemnity Cap, but such distribution shall, as provided in Section
1.3(d) of the Escrow Agreement, be treated as a payment in full and complete satisfaction of all Adverse Consequences for any claim under any provision of this Agreement with respect to the 338 Tax Benefits, as defined in the Escrow
Agreement.

                           (c)      Under the provisions of this Section 8, if
there is any breach of the representations and warranties contained in Sections
4.7, 4.10(a) or 4.10(h) hereof related to net operating loss carryovers and other income tax deductions and income tax credits of the Company and its Subsidiaries that arise prior to the Closing Date and carryover to, or will otherwise be available for, periods beginning on or after the Closing Date, Adverse Consequences will include twenty five percent (25%) of the amount by which the aggregate amount of the federal income tax net operating loss carryover and other federal income tax deductions and federal income tax credits
(equated to their value as deductions) of the Company and its Subsidiaries that will be available to

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the Company and its Subsidiaries for periods beginning on and after the Closing
Date is less than $124,450,000 (subject to reduction as provided in the Escrow
Agreement).

                  8.6 Determination of Adverse Consequences. Any amounts required to be paid to an Indemnified Party pursuant to the terms of this
Section 8 shall be (i) reduced by the amount of any Tax benefits attributable to a payment made in respect of a claim for Adverse Consequences and actually received by the Indemnified Party during the period after Closing and (ii) reduced by any amount actually received by the Indemnified Party under insurance policies. Notwithstanding the foregoing clause (i), any distribution of the Escrow Deposit to Buyer pursuant to the terms of the Escrow Agreement, and any payment of any Adverse Consequences as set forth in Section 8.5(c) are already net of any Tax benefits with respect thereto. All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price.

                  8.7 Other Indemnification Provisions. After the Closing, the right of the Buyer and the Significant Shareholders (and their respective
Affiliates, members, shareholders, officers and directors) to indemnification pursuant to Section 8 of this Agreement, and the rights of Buyer under the Escrow Agreement and the other agreements entered into in connection herewith, shall be the sole and exclusive right and remedy exercisable against any other party to this Agreement in connection with the transactions contemplated hereby;
provided, that nothing herein shall limit or affect any party's rights or remedies with respect to fraud or intentional misrepresentation of or by any other party hereto. Notwithstanding the foregoing, the Buyer shall not be entitled to indemnity under this Section 8 in respect of any matter to the extent such matter has been accrued for or reserved for on the Final Closing
Date Balance Sheet. Any such matter shall be disregarded for all purposes of this Section 8. In no event shall the Significant Shareholders be liable for any consequential, incidental or indirect damages, or special or punitive damages.

                  8.8      Directors' and Officers' Indemnification.

                           (a)      The indemnification provisions of the
articles of incorporation and bylaws of the Surviving Corporation that continue the indemnification provisions of the articles of incorporation and bylaws of the Company, as in effect at the Effective Time, shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors or officers of the Company with respect to acts or omissions occurring prior to the Effective Time, unless such modification is required by law. The Surviving Corporation will honor and perform the Company's obligations under any written indemnification agreements with the Company's directors or officers. The Buyer shall cause the Surviving
Corporation to honor and perform its obligations under the Surviving
Corporation's articles of incorporation and bylaws and such written indemnification agreements (including without limitation as such provisions relate to the advancement and payment by the Surviving Corporation of the expenses of D&O Indemnified Parties (as defined below)). In the event of the liquidation, dissolution or winding up of the Surviving Corporation, the Buyer agrees to assume the obligation of the Surviving Corporation under its articles of incorporation, bylaws and such written indemnification agreements. At its election and expense, the Shareholders' Representative may obtain tail directors and officers liability insurance coverage for a period of up to six (6) years after the Effective Time.

                           (b)      In the event the Surviving Corporation or
its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving

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

corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provisions shall be made by the Buyer so that the successors and assigns of the Surviving Corporation shall assume the obligations set out in this Section 8.8.

                           (c)      The Surviving Corporation shall pay all
reasonable expenses, including reasonable attorneys' fees, that may be incurred by any D&O Indemnified Party (as defined below) in enforcing the indemnity and other obligations provided in this Section 8.8.

                           (d)      The rights of each director, former
director, officer and former officer of the Company ("D&O Indemnified Parties") hereunder shall be in addition to any other rights such D&O Indemnified Party may have under the charter or bylaws of the Company or the Surviving
Corporation, under the CGCL or otherwise. The provisions of this Section 8.8 shall survive the consummation of the Merger and expressly are intended to benefit each of the D&O Indemnified Parties. Notwithstanding the foregoing, the Buyer may cause the Surviving Corporation's articles of incorporation and bylaws to be modified to reflect the agreement of the Parties that any obligation that the Surviving Corporation may have, whether under the articles of incorporation, the bylaws or otherwise, to indemnify the D&O Indemnified Parties shall not restrict in any manner the rights of the Buyer pursuant to this Section 8 or require the Company to indemnify D&O Indemnified Parties from any valid and proper claim brought in good faith by the Buyer against a D&O Indemnified Party under this Agreement once a final, adjudicated, non-appealable judgment against such D&O Indemnified Party has been received by the Buyer, from a court of competent jurisdiction, that such D&O Indemnified Party is not entitled to such indemnification.

                           (e)      Each of the Significant Shareholders hereby
agrees that it will not make any claim for indemnification against any of the Company and its Subsidiaries by reason of the fact that it was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought in good faith by the Buyer against such Significant Shareholder under this Agreement.

                  8.9 Security for Obligations. In order to support its obligations pursuant to this Section 8, the Shareholders' Representative hereby agrees that it shall either (i) retain, and not distribute to its partners, or shall have the ability to cause its partners to contribute to the Shareholders'
Representative, assets (including without limitation, cash or debt or equity securities) with a fair market value in an amount, or (ii) purchase and maintain insurance that supports its obligation to indemnify Buyer, the Surviving
Corporation and their respective subsidiaries pursuant to the terms and conditions of this Section 8 in an amount, in each case or in the aggregate, which is sufficient to satisfy the Indemnity Cap (as defined in Section 8.5(b)), as such amount, after taking into account any pending claims, may change from time to time pursuant to the terms of Section 8.5(b). The Shareholders'
Representative shall have no further obligation under this Section 8.9 on or after the later of (i) the three (3) year anniversary of the Closing Date, and
(ii) the resolution of claims for indemnification pending at the three year anniversary of the Closing Date. In the event that the Shareholders'
Representative elects to purchase insurance to support its obligations to indemnify Buyer, the Surviving Corporation and their respective subsidiaries, the Shareholder's

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

Representative shall provide Buyer with advance notice thereof, and the policy shall be in a form reasonably acceptable to Buyer, which acceptance may not be unreasonably withheld. The Shareholders' Representative shall provide Buyer with a copy of the applicable insurance policy or policies promptly following the purchase of such insurance.

         9.       Termination.

                  9.1 Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

                           (a)      the Buyer and the Shareholders'
Representative may terminate this Agreement by mutual written consent at any time prior to the Closing;

                           (b)      the Buyer may terminate this Agreement by
giving written notice to the Shareholders' Representative at any time prior to the Closing (i) in the event the Company or any of the Significant Shareholders has breached any (x) covenant or agreement contained in this Agreement in any material respect, or (y) representation or warranty contained in this Agreement in any respect that would result in a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, the Buyer has notified the Company and the Shareholders' Representative of the breach, and the breach has continued without cure for a period of fifteen (15) days after the notice of breach, or (ii) if the Closing shall not have occurred for any reason on or before (x) August 17, 2004, by reason of the failure of any condition precedent under Section 7.1 hereof (unless the failure results primarily from the Buyer itself breaching any material representation, warranty, covenant or agreement contained in this Agreement) other than Section 7.1(d) or Section 7.1(f), or (y) October 17, 2004, by reason of the failure of the conditions precedent under Section 7.1(d) and
Section 7.1(f) hereof (unless the failure results primarily from the Buyer itself breaching any material representation, warranty, covenant or agreement contained in this Agreement, including in particular its covenants and agreements contained in Section 5.9 of this Agreement); and

                           (c)      the Shareholders' Representative may
terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (i) in the event the Buyer has breached any material representation, warranty, covenant or agreement contained in this Agreement in any respect, the Shareholders' Representative has notified the Buyer of the breach, and the breach has continued without cure for a period of fifteen (15) days after the notice of breach, or (ii) if the Closing shall not have occurred for any reason on or before (x) August 17, 2004, by reason of the failure of any condition precedent under Section 7.1 hereof (unless the failure results primarily from the Significant Shareholders themselves breaching any material representation, warranty, covenant or agreement contained in this Agreement) other than Section 7.1(d) or Section 7.1(f), or (y) October 17, 2004, by reason of the failure of the conditions precedent under Section 7.1(d) and Section
7.1(f) hereof (unless the failure results primarily from the Significant
Shareholders themselves breaching any material representation, warranty, covenant or agreement contained in this Agreement, including in particular its covenants and agreements contained in Section 5.9 of this Agreement);

                  9.2      Effect of Termination. If any Party terminates this
Agreement pursuant to Section 9.1 above, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections
10.13 and 10.18 will survive; provided, however, that if this Agreement is terminated by a Party because of the willful breach of the Agreement by another
Party or because one or more of the conditions to the terminating Party's obligations under this Agreement is not satisfied as a result of another Party's willful failure to comply with its obligations under this

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

Agreement, the terminating Party's right to pursue all legal remedies will survive such termination unimpaired.

         10.      Miscellaneous.

                  10.1     Nature of Certain Obligations.

                           (a)      The representations and warranties of each
of the Significant Shareholders in Section 3.1 above concerning the transaction are several obligations. This means that only the particular Significant
Shareholder making the representation, warranty, covenant or agreement will be responsible to the extent provided in Section 8 above for any Adverse
Consequences the Buyer may suffer as a result of any breach thereof.

                           (b)      The representations, warranties, covenants
and agreements of the Significant Shareholders in Section 8 of this Agreement are joint and several obligations. This means that each such Party making a joint and several representation, warranty, covenant or agreement will be responsible to the extent provided in Section 8 above for the entirety of any Adverse Consequences the Buyer may suffer as a result of any breach thereof.

                  10.2 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to or immediately after the Closing without the prior review and written approval of the Buyer and the Shareholders'
Representative, other than such disclosures that may be required by the rules and regulations of any exchange on which such Party's securities may be traded or as may be otherwise required by any applicable laws.

                  10.3 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, except pursuant to Section
6.5 and Section 8.8.

                  10.4 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

                  10.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Shareholders'
Representative; provided, however, that the Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

                  10.6 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.
Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

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                  10.7     Headings. The section headings contained in this
Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  10.8 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall for all purposes of this Agreement be treated as effective or having been given (a) when delivered if delivered personally, (b) upon receipt if sent by registered or certified mail (postage prepaid, return receipt requested), (c) upon receipt if transmitted by telecopier (with receipt acknowledged) or (d) the day after it is sent, if sent for next day delivery to a domestic address by a recognized overnight delivery service or overnight courier service, as set forth below:

                           If to the Shareholders' Representative, the FS
                           Management Company or Holding:

                           Freeman Spogli & Co.
                           11100 Santa Monica Blvd.
                           Suite 1900
                           Los Angeles, CA 90025
                           Telecopier: (310) 444-1870
                           Attention: Charles Rullman

                           Copy to:

                           Bingham McCutchen LLP
                           355 South Grand Ave.
                           Suite 4400
                           Los Angeles, CA 91709
                           Telecopier: (213) 680-6499
                           Attention: Richard J. Welch

                           If to the Company:

                           Hudson Respiratory Care Inc.
                           27711 Diaz Road
                           P.O. Box 9020
                           Temecula, CA 92589-9020
                           Telecopier: (909) 699-8462
                           Attention: Charles A. French

                           If to the Buyer or the Merger Sub:

                           Teleflex Incorporated
                           155 S. Limerick Road
                           Limerick, PA 19468
                           Telecopier: (610) 948-1703
                           Attention: General Counsel

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

                           Copy to:

                           O'Melveny & Myers
                           114 Pacifica
                           Suite 100
                           Irvine, CA 92618
                           Telecopier: (949) 737-2300
                           Attention: J. Jay Herron and Terry R. Allen

         Any Party may change the address, telex or telecopy to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

                  10.9     Governing Law.

                           (a)      This Agreement shall be governed by and
construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule
(whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

                           (b)      The parties hereto agree that any action,
suit or proceeding (a "Proceeding") arising out of the transactions contemplated by this Agreement shall be commenced and litigated exclusively in the United
States District Court for the Central District of California or in a state court of the State of California.

                           (c)      Each of the parties hereto hereby
irrevocably and unconditionally (i) consents to submit to the exclusive jurisdiction of the federal and state courts in the State of California for any Proceeding (and each such party agrees not to commence any Proceeding, except in such courts), (ii) waives any objection to the laying of venue of any Proceeding in the courts of the State of California, and (iii) waives, and agrees not to plead or to make, any claim that any Proceeding brought in any court of the State of California has been brought in an improper or otherwise inconvenient forum.

                           (d)      Each party hereto hereby irrevocably
designates and appoints CT Corporation, 111 8th Avenue, New York, New York 10011
(hereinafter called the "Agent"), as its attorney-in-fact to receive service of process in such Proceeding, it being agreed that service upon such attorney-in-fact shall constitute valid service upon each such party or its successors or assigns, and each such party agrees that (i) the sole responsibilities of the Agent shall be (x) to receive such process, (y) to send a copy of any such process so received to such party, by registered airmail, return receipt requested, at the address set out in Section 10.8 of this Agreement, or at the last address filed in writing by such party with the Agent and (z) to give prompt telegraphic notice of receipt thereof to such party at such address, and (ii) the Agent shall have no responsibility for the receipt or non-receipt by such party of such process, nor for any performance or non-performance by such party, or any other party to this Agreement or their successors or assigns. The Company hereby agrees to pay to the Agent such compensation as shall be agreed upon from time to time for services of the Agent hereunder. Each Party hereto hereby agrees that its submission to jurisdiction and its designation of the Agent set out above is made for the express benefit of the Parties hereto. Each party further covenants and agrees that so long as this Agreement shall be in effect, such party shall maintain a

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

duly appointed agent for the service of summonses and other legal processes in Los Angeles, California and will notify the other Parties hereto of the name and address of such agent if it is no longer the Agent. Each Party hereto hereby agrees to execute such documents as may be required by Agent for the purpose of appointing it as attorney-in-fact to receive service of process as provided in this Section 10.9(d).

                  10.10 Notice of Developments. The Company will give prompt written notice to the Buyer of any material adverse development causing a breach of any of the representations and warranties contained in Section 4 above or of any covenant or agreement contained in this Agreement. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his or its own representations and warranties contained in
Section 3 above.

                  10.11 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Shareholders' Representative. No waiver by any Party of any default, misrepresentation, or breach of warranty, covenant or agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty, covenant or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                  10.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                  10.13 Fees, Costs and Expenses. Each of the Parties will bear his or its own costs and expenses (including legal and advisory fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, except that the Buyer will pay (a) the HSR Act filing fee and any other filing fees required by any government or governmental authority in connection with any other Antitrust Laws, (b) any sales, use or other transfer Taxes incurred by the Company or its Subsidiaries in connection with the transactions contemplated by this Agreement, and (c) one-half of the Agreed
Upon Retention Amount. The Company and Shareholder Transaction Expenses shall reduce the Purchase Price hereunder as set forth in the definition of Preliminary Purchase Price above. The Significant Shareholders agree that, except as provided in Section 2.3(e) with respect to payments to be made at the Closing, none of the Company and its Subsidiaries has borne or will bear any of the costs and expenses of the Company and the Significant Shareholders
(including any of their legal fees and expenses and the fee and expenses of Citigroup) in connection with this Agreement or any of the transactions contemplated hereby.

                  10.14 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that

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each representation, warranty, covenant and agreement contained herein shall have independent significance.

                  10.15 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 10.9 above), in addition to any other remedy to which they may be entitled, at law or in equity.

                  10.16 Attorneys' Fees. In the event any litigation arises out of or in connection with this Agreement, the prevailing Party in such litigation will be entitled to recover from the other Party or Parties to such litigation all reasonable attorneys' fees, expenses and litigation costs, including those associated with any appellate or post-judgment collection proceeding.

                  10.17    Shareholders' Representative.

                           (a)      The Company and the Significant Shareholders
hereby authorize, direct and appoint the Shareholders' Representative to act as sole and exclusive agent, attorney-in-fact and representative of the Significant
Shareholders and the other holders of Company Shares, Company Options and Warrants, with full power of substitution with respect to all matters under this Agreement and the Escrow Agreement, including, without limitation, determining, giving and receiving notices and processes hereunder and thereunder, receiving certain distributions to or for the benefit of the holders of the Company
Shares, the Company Options and the Warrants, entering into any documents required or permitted under Section 8, contesting and settling any and all claims for indemnification pursuant to Section 8 hereof, resolving any other disputes hereunder (including disputes with respect to purchase price adjustments or calculations), performing the duties expressly assigned to the Shareholders' Representative hereunder and thereunder and to engage and employ agents and representatives and to incur such other expenses as the Shareholders'
Representative shall reasonably deem necessary or prudent in connection with the foregoing. The Shareholders' Representative shall have the sole and exclusive right on behalf of any holder of Company Shares, Company Options and Warrants
(including the Significant Shareholders) to take any action or provide any waiver, or receive any notice with respect to any claims for indemnification under Section 8 and to settle any claim or controversy arising with respect thereto. Any such actions taken, exercises of rights, power or authority, and any decision or determination made by the Shareholders' Representative consistent herewith, shall be absolutely and irrevocably binding on each holder of Company Shares, Company Options and Warrants (including the Significant
Shareholders) as if such Person personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Person's individual capacity, and no Person shall have the right to object, dissent, protest or otherwise contest the same. Any action required to be taken by the Significant Shareholders hereunder or pursuant to the Escrow Agreement or any action which Significant Shareholders, at their election, have the right to take hereunder or thereunder, shall be taken only by the Shareholders'
Representative, and no Significant Shareholder acting on its own shall be entitled to take any such action. All deliveries and payments to be made by the Buyer to the Shareholders' Representative pursuant to Sections 2.3(c), 2.5(d) and 2.8 above shall be made on

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

behalf of the holders of Company Shares, Company Options and Warrants and shall constitute full performance of the obligations of the Buyer to the Shareholders'
Representative pursuant to such sections with respect to such amounts. The Buyer shall not be liable for allocation of particular deliveries and payments of such amounts by the Shareholders' Representative. Notwithstanding the foregoing, the Shareholders' Representative shall not take any action on behalf of the Significant Shareholders without the approval of such action by a majority of the Significant Shareholders.

                           (b)      The appointment of the Shareholders'
Representative as each Significant Shareholder's attorney-in-fact revokes any power of attorney heretofore granted that authorized any other person or persons to represent such Significant Shareholder with regard to this Agreement or the Escrow Agreement. The appointment of the Shareholders' Representative as attorney-in-fact pursuant hereto is coupled with an interest and is irrevocable.
The obligations of each Significant Shareholder pursuant to this Agreement (i) will not be terminated by operation of law, death, mental or physical incapacity, liquidation, dissolution, bankruptcy, insolvency or similar event with respect to such Significant Shareholder or any proceeding in connection therewith, or in the case of a trust, by the death of any trustee or trustees or the termination of such trust, or any other event, and (ii) shall survive the delivery of an assignment by any Significant Shareholders of the whole or any fraction of its interest in any payment due to it under this Agreement or the Escrow Agreement.

                           (c)      The Shareholders' Representative hereby
accepts the foregoing appointment and agrees to serve as Shareholders'
Representative, subject to the provisions hereof, for the period of time from and after the date hereof without compensation except for the reimbursement from the holders of the Company Shares, the Company Options and the Warrants, out of the Net Working Capital Holdback, of reasonable out of pocket expenses incurred by the Shareholders' Representative in its capacity as such. Each of the Significant Shareholders and the Company hereby acknowledges and agrees, that in appointing Shareholders' Representative as their representative pursuant to the terms and provisions of this Section 10.17, and as specified herein, the Shareholders' Representative shall not, in the absence of bad faith, willful misconduct or gross negligence, have any liability to the Significant
Shareholders or the holders of Company Shares, Company Options or Warrants whatsoever with respect to their actions, decisions and determinations, and shall be entitled to assume that all actions, decisions and determinations are fully authorized by each and every one of the Significant Shareholders, the holders of Company Shares, the holders of the Company Options and the holders of the Warrants; provided, that such actions take by the Shareholders'
Representative have been approved by a majority of the Significant Shareholders.

                           (d)      The provisions of this Section 10.17 shall
in no way impose any obligations on the Buyer. In particular, notwithstanding any notice received by the Buyer to the contrary and absent Buyer's bad faith or willful misconduct, the Buyer (i) shall be fully protected in relying upon and shall be entitled to rely upon, shall have no liability to the Significant
Shareholders with respect to, actions, decisions and determinations of the Shareholders' Representative and the FS Management Company and (ii) shall be entitled to assume that all actions, decisions and determinations of the Shareholders' Representative and the FS Management Company are fully authorized by all of the Significant Shareholders and the holders of the Company Shares, the Company Options and the Warrants.

                           (e)      With respect to the rights and obligations
of the Shareholders' Representative relating to the Net Working Capital
Holdback, the Shareholder Holdback and the

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Contingent Purchase Price in this Agreement, the FS Management Company is hereby substituted for the Shareholders' Representative throughout this Agreement, and the FS Management Company hereby accepts such substitution and appointment for all such purposes.

                  10.18    Confidentiality.

                           (a)      The terms of that certain Confidentiality
Agreement by and between the Company and Buyer dated January 22, 2004, shall remain in full force and effect, notwithstanding the execution and delivery of this Agreement.

                           (b)      Notwithstanding anything in this Agreement
to the contrary, each Party (and each employee, representative or other agent of any Party) may disclose to any and all persons, without limitation of any kind, the U.S. Federal income Tax treatment and U.S. Federal income Tax structure of any and all transactions contemplated by this Agreement (the "Transactions") and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any Party (or to any employee, representative or other agent of any such Party) relating to such Tax treatment or Tax structure;
provided, however, that such disclosure may not be made (i) until the earlier of
(x) the date of the public announcement of discussions relating to the Transactions, (y) the date of the public announcement of the Transactions and
(z) the date of the execution of any agreement to enter into the Transactions and (ii) to the extent required to be kept confidential to comply with any applicable federal or state securities laws.

                  10.19 No Reliance on Other Information. Except for the representations and warranties contained in this Agreement, none of the Company, the Significant Shareholders or any representative or Affiliate or other person acting for any of them makes any other representation or warranty, express or implied, with respect to the Company and its Subsidiaries or the financial condition or prospects of the Company and its Subsidiaries or the execution, delivery or performance by the Company or the Significant Shareholders of this Agreement or with respect to the transactions contemplated hereby, and the Company and the Significant Shareholders hereby disclaim any such representation or warranty, whether oral or written, whether by the Company, the Significant
Shareholders or any of their respective representatives or Affiliates or any other person. Buyer acknowledges that none of the Company, the Significant
Shareholders or any other person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company and its Subsidiaries not included in this Agreement or the Company Disclosure Letter attached hereto, and none of the Company, the Significant Shareholders nor any other person will have or be subject to any liability to Buyer or any other person resulting from the distribution to Buyer, or Buyer's use of, any such information (including, without limitation, any brochures, descriptive memoranda or other publications distributed in connection with the sale of the Company or in any presentations by the management of the Company and any estimates of anticipated performance of the Company and its Subsidiaries.) The parties hereto hereby agree that nothing in this Section
10.19 shall limit or affect any party's rights or remedies with respect to fraud or intentional misrepresentation of or by any other party hereto.

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         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date first above written.

                                    BUYER:

                                    TELEFLEX INCORPORATED

                                    By: /s/ Kevin K. Gordon
                                        ________________________________________
                                        Name: Kevin K. Gordon
                                        Title: Vice President

                                    MERGER SUB:

                                    TELEFLEX ACQUISITION CORPORATION

                                    By: /s/ Kevin K. Gordon
                                        ________________________________________
                                        Name: Kevin K. Gordon
                                        Title: Vice President

                                    COMPANY:

                                    HUDSON RESPIRATORY CARE INC.

                                    By: /s/ Charles A. French
                                        ________________________________________
                                        Name: Charles A. French
                                        Title: President and Chief Executive
                                        Officer

                                       67

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                                    SHAREHOLDERS' REPRESENTATIVE:

                                    FS EQUITY PARTNERS IV, L.P.

                                        By: FS Capital Partners LLC
                                        Its: General Partner

                                        By: /s/ Jon D. Ralph
                                            ____________________________________
                                        Name: Jon D. Ralph
                                              __________________________________
                                        Title: Vice President
                                               _________________________________

                                    HOLDING:

                                    RIVER HOLDING CORP.

                                    By: /s/ Charles A. French
                                        ________________________________________
                                        Name: Charles A. French
                                        Title: President

                                    FS MANAGEMENT COMPANY

                                    FREEMAN SPOGLI & CO. LLC

                                    By: /s/ Jon D. Ralph
                                        ________________________________________
                                    Name: Jon D. Ralph
                                          __________________________________
                                    Title: Vice President
                                           _________________________________

                                       68

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                                TABLE OF CONTENTS

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1.       DEFINITIONS............................................................................................    1

2.       THE MERGER AND CONVERSION OF SECURITIES................................................................   10

         2.1      The Merger....................................................................................   10

         2.2      The Closing...................................................................................   11

         2.3      Deliveries at the Closing.....................................................................   11

         2.4      Effect on Capital Stock.......................................................................   11

         2.5      Purchase Price Adjustment.....................................................................   12

         2.6      Method of Payment.............................................................................   16

         2.7      Repayment of Indebtedness.....................................................................   19

         2.8      Contingent Purchase Price.....................................................................   19

         2.9      Retention Payment Amount......................................................................   19

3.       REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION..............................................   20

         3.1      Representations and Warranties of the Significant Shareholders................................   20

         3.2      Representations and Warranties of the Buyer and the Merger Sub................................   21

4.       REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY AND ITS SUBSIDIARIES.............................   22

         4.1      Organization, Qualification, and Corporate Power..............................................   22

         4.2      Capitalization................................................................................   22

         4.3      Noncontravention..............................................................................   23

         4.4      Brokers' Fees.................................................................................   23

         4.5      Title to Assets...............................................................................   24

         4.6      Subsidiaries..................................................................................   24

         4.7      Financial Statements..........................................................................   24

         4.8      Events Subsequent to the Most Recent Fiscal Year End..........................................   25

         4.9      Legal Compliance; Permits and Licenses........................................................   27

         4.10     Tax Matters...................................................................................   28

         4.11     Real Property.................................................................................   29

         4.12     Intellectual Property.........................................................................   30

         4.13     Tangible Assets...............................................................................   32

         4.14     Contracts.....................................................................................   32

         4.15     Insurance.....................................................................................   33
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         4.16     Litigation....................................................................................   34

         4.17     Employees.....................................................................................   34

         4.18     Employee Benefits.............................................................................   35

         4.19     Guaranties....................................................................................   36

         4.20     Environment, Health, and Safety...............................................................   36

         4.21     Certain Business Relationships with the Company and its Subsidiaries..........................   37

         4.22     Required Shareholder Vote.....................................................................   37

         4.23     Company Board Approval........................................................................   38

         4.24     Suppliers.....................................................................................   38

         4.25     Powers of Attorney............................................................................   38

         4.26     Controls and Procedures.......................................................................   38

5.       PRE-CLOSING COVENANTS..................................................................................   38

         5.1      General.......................................................................................   38

         5.2      Notices and Consents..........................................................................   38

         5.3      Operation of Business.........................................................................   39

         5.4      Preservation of Business......................................................................   39

         5.5      Access........................................................................................   39

         5.6      Exclusivity...................................................................................   40

         5.7      Employee Benefits.............................................................................   40

         5.8      Approval of Merger and Optional Redemption....................................................   40

         5.9      Antitrust.....................................................................................   41

         5.10     Subsequent Events Disclosure; Physical Inventory..............................................   42

         5.11     CenterPoint...................................................................................   42

         5.12     Removal of Certain Security Interests.........................................................   42

         5.13     Environmental Insurance.......................................................................   42

         5.14     Environmental Covenants.......................................................................   42

         5.15     Pre-Closing Environmental Testing.............................................................   43

         5.16     Buyer's Environmental Reports.................................................................   43

6.       ADDITIONAL COVENANTS...................................................................................   43

         6.1      General.......................................................................................   44

         6.2      Litigation Support............................................................................   44

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         6.3      Non-Disparagement.............................................................................   44

         6.4      Certain Tax Matters...........................................................................   44

         6.5      Employee Matters..............................................................................   47

         6.6      Notice of Redemption..........................................................................   48

         6.7      Post-Closing Environmental Testing............................................................   48

7.       CONDITIONS TO OBLIGATION TO CLOSE......................................................................   49

         7.1      Conditions to Obligation of the Buyer and Merger Sub..........................................   49

         7.2      Conditions to Obligations of the Company and the Significant Shareholders.....................   51

8.       REMEDIES FOR BREACHES OF THIS AGREEMENT................................................................   52

         8.1      Survival of Representations and Warranties....................................................   52

         8.2      Indemnification Provisions for Benefit of the Buyer...........................................   53

         8.3      Indemnification Provisions for Benefit of the Shareholders....................................   54

         8.4      Matters Involving Third Parties...............................................................   55

         8.5      Limitations...................................................................................   55

         8.6      Determination of Adverse Consequences.........................................................   57

         8.7      Other Indemnification Provisions..............................................................   57

         8.8      Directors' and Officers' Indemnification......................................................   57

         8.9      Security for Obligations......................................................................   58

9.       TERMINATION............................................................................................   59

         9.1      Termination of Agreement......................................................................   59

         9.2      Effect of Termination.........................................................................   59

10.      MISCELLANEOUS..........................................................................................   60

         10.1     Nature of Certain Obligations.................................................................   60

         10.2     Press Releases and Public Announcements.......................................................   60

         10.3     No Third-Party Beneficiaries..................................................................   60

         10.4     Entire Agreement..............................................................................   60

         10.5     Succession and Assignment.....................................................................   60

         10.6     Counterparts; Facsimile Signatures............................................................   60

         10.7     Headings......................................................................................   61

         10.8     Notices.......................................................................................   61

         10.9     Governing Law.................................................................................   62
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         10.10    Notice of Developments........................................................................   63

         10.11    Amendments and Waivers........................................................................   63

         10.12    Severability..................................................................................   63

         10.13    Fees, Costs and Expenses......................................................................   63

         10.14    Construction..................................................................................   63

         10.15    Specific Performance..........................................................................   64

         10.16    Attorneys' Fees...............................................................................   64

         10.17    Shareholders' Representative..................................................................   64

         10.18    Confidentiality...............................................................................   66

         10.19    No Reliance on Other Information..............................................................   66

                  Exhibit A     -     Form of Release by Holder of Company Option

                  Exhibit B     -     Form of Letter of Transmittal (Common)

                  Exhibit C     -     Form of Letter of Transmittal (Preferred)

                  Exhibit D     -     Financial Statements

                  Exhibit E     -     Form of Voting Agreement

                  Exhibit F     -     Form of Opinion of Counsel to the Company and the Significant
                                      Shareholders

                  Exhibit G     -     Form of Release by Significant Shareholders

                  Exhibit H     -     Form of Non-Solicitation Agreement

                  Exhibit I     -     Form of Escrow Agreement

                  Exhibit J     -     Form of Warrant Purchase Agreement

                  Exhibit K     -     Form of Agreement of Merger

                  Exhibit L     -     Form of Release by French

            Schedule 1.1(a)     -     Net Working Capital Calculation

            Schedule 1.1(b)     -     Application of GAAP

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               Schedule 2.6     -     Persons and Entities omitted from the Contribution Agreement and Subject to the Shareholder Holdback

               Schedule 5.2     -     Notices and Consents

               Schedule 5.3     -     Operation of Business

            Schedule 7.1(l)     -     Required Consents

            Schedule 8.2(e)     -     Potential Environmental Conditions

    Significant Shareholder     -     Exceptions to the Representations and Warranties of the
          Disclosure Letter           Significant Shareholders

    Buyer Disclosure Letter     -     Exceptions to the Representations and Warranties of the Buyer

  Company Disclosure Letter     -     Exceptions to the Representations and Warranties of the Company
                                      and its Subsidiaries

            Section 4.1                Organization, Qualification, and Corporate Power
            Section 4.2                Capitalization
            Section 4.3                Noncontravention
            Section 4.5                Title to Assets
            Section 4.6                Subsidiaries
            Section 4.7                Financial Statements; No Undisclosed Liabilities
            Section 4.8                Events Subsequent to the Most Recent Fiscal Year End
            Section 4.9                Legal Compliance; Permits and Licenses
            Section 4.10               Federal Net Operating Losses
            Section 4.11               Real Property
            Section 4.12(b)            Third Party Infringement Upon Intellectual Property Rights
            Section 4.12(c)            Issued or Pending Intellectual Property
            Section 4.12(d)            Licensed Intellectual Property
            Section 4.13               Sufficiency of Assets
            Section 4.14               Contracts
            Section 4.15               Insurance
            Section 4.16               Litigation
            Section 4.17               Employees
            Section 4.18               Employee Benefit Plans
            Section 4.19               Guaranties
            Section 4.20               Environment, Health and Safety Matters
            Section 4.21               Business Relationships With the Company and its
                                       Subsidiaries
            Section 4.24               Suppliers
            Section 4.25               Powers of Attorney

                                       v